UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
RENEGY HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on March 27, 2009
TO OUR STOCKHOLDERS:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Renegy Holdings, Inc., a Delaware corporation (the “Company,” “Renegy,” “we,” “us,” or “our”), will be held on Friday, March 27, 2009, at 10:00 a.m., local time, at the principal executive offices of Renegy Holdings, Inc., 3418 N. Val Vista Drive, Mesa, Arizona 85213 for the following purposes:
1.	To approve an amendment to Renegy’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse stock split (“Reverse Stock Split”) of our common stock at a ratio of 1-for-2,000 and the repurchase of the resulting fractional shares held by each stockholder with less than one share after the Reverse Stock Split.

2.	If the Reverse Stock Split is approved, to approve an amendment to Renegy’s Certificate of Incorporation to effect a forward stock split (“Forward Stock Split”) of Renegy’s common shares at a ratio of 2,000-for-1 immediately following the Reverse Stock Split (together with the Reverse Stock Split, the “Transaction”).
     As a result of the Transaction, (a) each stockholder owning less than one share after the Reverse Stock Split will receive $0.74 in cash, without interest, for each Renegy common share owned by such stockholder immediately prior to the Transaction and will no longer be a stockholder of Renegy, and (b) each stockholder owning one or more shares after the Reverse Stock Split will receive common shares equal to the number of common shares they held prior to the Transaction. The Reverse Stock Split and Forward Stock Split are proposed for the purpose of taking Renegy private, delisting from the Nasdaq Capital Market and terminating its reporting obligations under the Securities Exchange Act of 1934, as amended. Forms of the proposed amendments to the Company’s Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split are attached hereto as Annexes A and B, respectively, to the accompanying Proxy Statement.
     The Transaction is more fully described in the Proxy Statement accompanying this Notice of Special Meeting of Stockholders. Please give your careful attention to all of the information in the Proxy Statement.
     Renegy’s board of directors has carefully considered and unanimously determined that the Transaction is advisable, fair to and in the best interests of Renegy stockholders, and recommends that Renegy stockholders vote “FOR” the Reverse Stock Split and, if the Reverse Stock Split is approved, the Forward Stock Split.
     Only stockholders of record at the close of business on February 24, 2009, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Approval of the proposals will require the affirmative vote of the holders of a majority of the shares of Renegy’s common stock outstanding on the record date.
     All stockholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the Special Meeting, you are urged to vote your Proxy as promptly as possible by following the voting instructions included on the enclosed proxy card. Any stockholder attending the Special Meeting may vote in person even if he or she has previously voted a Proxy.

     Important Notice Regarding the Availability of Proxy Material for the Special Meeting to be held on Friday, March 27, 2007 — Our Proxy Statement is available at www.proxyvote.com.
By Order of the Board of Directors,
Robert M. Worsley
Chairman, Chief Executive Officer and Director
Mesa, Arizona
March 5, 2009
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RENEGY HOLDINGS, INC.
3418 N. Val Vista Drive
Mesa, Arizona 85213
(480) 556-5555
PROXY STATEMENT
GENERAL INFORMATION
___
This Proxy Statement is furnished in connection with the solicitation by Renegy Holdings, Inc. (the “Company,” “Renegy,” “we,” “us,” or “our”) of proxies to be used at Renegy’s Special Meeting of Stockholders (the “Special Meeting”) to be held on Friday, March 27, 2009, at 10:00 a.m., local time, at Renegy’s principal executive offices located at 3418 N. Val Vista Drive, Mesa, Arizona 85213, or any postponement(s) or adjournment(s) thereof.
At the Special Meeting, the stockholders are being asked to consider and act upon a going private transaction by means of a 1-for-2,000 reverse stock split (“Reverse Stock Split”), of Renegy’s common stock, $0.001 par value, (“Common Stock”) followed immediately by a 2,000-for-1 forward stock split of the Common Stock (“Forward Stock Split”) (together with the Reverse Stock Split, the “Transaction”). As a result of the Transaction, (a) each share of Common Stock held by a stockholder holding fewer than 2,000 shares immediately before the effective time of the Transaction will be converted into the right to receive $0.74 in cash; and (b) each share of Common Stock held by a stockholder owning 2,000 or more shares immediately before the effective time of the Transaction will continue to represent one share of Common Stock after completion of the Transaction. The Reverse Stock Split and Forward Stock Split will be effected through a series of amendments to Renegy’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). Forms of the proposed amendments to the Company’s Certificate of Incorporation are attached hereto as Annexes A and B.
Upon receiving stockholder approval, the board of directors of Renegy (the “Board’) will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law, to elect, as it determines to be in the best interests of Renegy and its stockholders, whether or not to effect the Transaction.
We urge you to read this Proxy Statement carefully and in its entirety, including the attached Annex. These Proxy solicitation materials are being mailed on or about March 9, 2009 to all stockholders entitled to vote at the Special Meeting.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RENEGY.

i

(continued)

ii

SUMMARY TERM SHEET
The following is a summary of the material terms of the Transaction, which terms are described in greater detail elsewhere in this Proxy Statement. You are urged to read carefully the remainder of this Proxy Statement for a more complete description of all material information regarding the proposed transaction. We have included section references to direct you to a more complete description of the topics described in this summary.
The Company
Renegy is a Delaware corporation. Renegy was formed through a merger transaction completed on October 1, 2007, which combined Catalytica Energy Systems, Inc. (“Catalytica”) with the renewable energy divisions of NZ Legacy LLC (the “Merger Transaction”). The Company’s Common Stock is currently trading on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “RNGY”. Please see the section of this Proxy Statement entitled “Information About the Company” for a more detailed discussion of the Company and its business.
The Transaction
The Board of Directors of the Company (the “Board”), which is comprised of a majority of independent directors, has reviewed and authorized a 1-for-2,000 reverse stock split (“Reverse Stock Split”), of our common stock, $0.001 par value (“Common Stock”), followed immediately by a 2,000-for-1 forward stock split (“Forward Stock Split”) (together with the Reverse Stock Split, the “Stock Splits”) of the Common Stock, which we refer to as the “Transaction.” Upon receiving stockholder approval, the Board will have the sole discretion, pursuant to Section 242(c) of the Delaware General Corporation Law, to elect, as it determines to be in the best interests of Renegy and its stockholders, whether or not to effect the Transaction.
The Stock Splits will consist of the following steps:
As used throughout this Proxy Statement, the term “Stock Splits” refers to a transaction consisting of the following steps:
•	The Stock Splits will take effect on the date (the “Effective Date”) that the Delaware Secretary of State accepts for filing certificates of amendment to our Certificate of Incorporation (one amendment effecting the Reverse Stock Split, the other effecting the Forward Stock Split).

•	On the Effective Date, the Company will first effect a 1-for-2,000 Reverse Stock Split of its Common Stock.

•	Each holder of less than one whole share of Common Stock after effecting the Reverse Stock Split will receive cash instead of a fractional share. The Company will pay each of these holders an amount in cash (the “Cash-Out Price”) equal to $0.74 per share held by such holder immediately before effecting the Reverse Stock Split.

•	On the Effective Date, following the completion of the Reverse Stock Split, the Company will effect a 2,000-for-1 Forward Stock Split of the Common Stock. Each holder of one or more shares of Common Stock immediately after the Reverse Stock Split will participate in the Forward Stock Split, which will result in such holder holding the same number of shares after the Forward Stock Split as was held by such holder immediately prior to the Reverse Stock Split.
Please see the sections entitled “Proposals — Stock Splits — Summary and Structure” beginning on page 11 and “Special Factors — How the Board Will Determine Whether to Effect the Transaction” on page 24 for a more detailed discussion of the Stock Splits.
The Board retains the discretion to abandon the Stock Splits even if the stockholders approve them. The Board currently expects that the costs will remain within the acceptable range and plans to complete the Transaction, if it is approved by the stockholders, which is expected given that an affiliate of an insider, Chairman and Chief Executive Officer Robert M. Worsley, holds a controlling interest in the Company. However, after the Special Meeting, the Board will meet and consider whether or not the Transaction remains in the best interest of Renegy and its stockholders. The Board desires to complete the Transaction for the lowest cost possible, consistent with reducing the number of holders, both of record and beneficial holders, to less than 200. The Company is dependent on maintaining a stable financial condition to continue its operations as currently conducted, and the Board does not want to significantly lower the Company’s liquidity or incur debt on terms unsatisfactory to the Company in order to complete the Transaction. A number of factors or situations could cause the Board to decide to abandon the Transaction, even if approved by the stockholders. These factors or situations include:
•	Both control of the total costs of the Transaction and the reduced number of holders needs to be achieved. Should the Company not be able to sufficiently reduce the number of holders, within a total maximum dollar expenditure amount acceptable to the Board, to a level that reasonably assures that the Company would not revert to a public reporting entity in the foreseeable future after the Transaction is completed, then the Board would likely abandon the Transaction.

•	It is possible that the Board will abandon the Transaction should the overall expenditure necessary to complete it exceed $1 million.

•	Even if the overall cost of the Transaction is within the budgetary guideline set by the Board, the Board may decide to abandon the Transaction should the then economic conditions or the financial condition of the Company, or their outlook, be such that in the judgment of the Board it is no longer advisable to use its cash resources or incur debt to effect the Transaction.

•	In the event the Company has insufficient cash or is unable to secure debt on terms satisfactory to the Company necessary to complete the Transaction, the Board would likely abandon or postpone the Transaction.

•	In the event the Board determines that it is in the Company’s best interest to enter into a strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, the Board may elect to abandon the Transaction as a result of such strategic transaction.

•	If, after the completion of the Transaction, the Company’s financial condition was projected to violate, or approach a violation of, its covenants with its lenders, the Board may decide not to complete the Transaction even if the lenders were to agree to waive such violation or be agreeable to loosen the covenants.
The Board’s decision is subject to continuing favorable business conditions and other factors. Factors that the Board will consider in making the final determination are discussed in the section entitled “Special Factors — How the Board Will Determine Whether to Effect the Transaction” on page 24.
Purpose of and Reasons for the Transaction
The Transaction is a part of a plan to make the Company a non-Securities and Exchange Commission (“SEC”) reporting company in what is commonly referred to as a “going private” transaction. In connection with the going private transaction, the shares of Common Stock will no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotes for securities). The Board, including Robert M. Worsley, the Company’s Chairman of the Board, principal executive officer and largest stockholder, has concurred that the Transaction is fair to, and in the best interests of, all of our unaffiliated stockholders, including those being cashed out pursuant to the terms of the Transaction. Our reasons for proposing the Transaction include:
•	The current financial condition of the Company and the need for the Company to restructure and downsize its operations with the objective of significantly reducing its costs and positioning the Company to fully fund its operations through future cash flows generated by the Snowflake Plant.

•	The significant costs savings that we expect to realize as a result of the termination of the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the elimination of costs associated with being listed on Nasdaq.

•	The fact that we have not realized many of the benefits associated with being a publicly-traded, Nasdaq-listed company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Stock.

•	The additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act, managing stockholder relations and communications and complying with Nasdaq listing requirements.

•	The ability of small stockholders (those holding less than 2,000 shares) to liquidate their holdings in us and receive a premium over recent market prices at the time of the approval of the Cash-Out Price, without incurring brokerage commissions.

•	The decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our Common Stock.

•	The reduced premiums for our directors’ and officers’ insurance policies as a result of us no longer being a public reporting company.

•	The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

•	The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Common Stock.
Please see the sections entitled “Special Factors — Purpose of the Transaction” beginning on page 12 and “Special Factors — Reasons for Transaction and Timing of the Transaction” beginning on page 18 for a more detailed description of the purpose of and reasons for the Transaction.
Effects of the Reverse Stock Split
As a result of the Reverse Stock Split:
•	The number of record holders of our Common Stock will be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act. Accordingly, upon deregistration we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain our stockholders after the Transaction and subsequent deregistration are effected will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against short-swing profits. In addition, our shares of Common Stock will no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the Pink Sheets.
•	Holders of less than one share of our Common Stock after effecting the Reverse Stock Split will receive cash in exchange for the shares of our Common Stock held by them, prior to giving effect to the Reverse Stock Split, and will no longer be stockholders or have any ownership interest in us and shall cease to participate in any of our future earnings and growth. The cash payment will be equal to $0.74 per share held prior to the effectiveness of the Reverse Stock Split.

•	Holders of more than one share of our Common Stock after effecting the Reverse Stock Split will not receive any payment for their shares and shall continue to hold the same number of shares as before the Transaction.
Please see the section entitled “Special Factors — Effects of the Transaction” beginning on page 21 for a more detailed description of the effects of the Reverse Stock Split.
Effects of the Forward Stock Split
As result of the Forward Stock Split:
•	Holders of less than one share of our Common Stock after the Reverse Stock Split will receive cash in exchange for their shares of our Common Stock and will not be effected by the Forward Stock Split.
•	Holders of more than one share of our Common Stock after the Reverse Stock Split will, as a result of the Forward Stock Split, continue to hold the same number of shares as before the Reverse Stock Split without having to tender their shares to the Company’s stock transfer agent.
Please see the section entitled “Special Factors — Effects of the Transaction” beginning on page 21 for a more detailed description of the effects of the Forward Stock Split.
Interests of Officers, Directors and Affiliates of the Company
An affiliate of our Chairman, Chief Executive Officer and Director, Robert M. Worsley (“Mr. Worsley”), the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust”), beneficially owns approximately 61.65% of the outstanding shares of our Common Stock. Thus, Mr. Worsley is our controlling stockholder. Mr. Worsley has fully participated in all Board discussions relating to the approval of the Transaction. However, the independent directors, who constitute four of the five directors, fully participated in the Board meetings and deliberations, and each independent director approved the terms and conditions of the Transaction. Please see the section entitled “Special Factors — Fairness of the Transaction — Procedural Fairness” beginning on page 26 and “Additional Information Regarding the Transaction — Special Interests of the Affiliated Persons” beginning on page 32. In addition, Mr. Worsley may provide financing to fund the costs incurred in completing the Transaction. Please see the section entitled “Additional Information Regarding the Transaction — Source of Funds and Expenses” beginning on page 35.
Fairness of the Transaction
The Board has unanimously approved the Transaction. The Board, including Mr. Worsley acting as a director and on his own behalf, have each determined that the Transaction and the price to be paid for the fractional shares resulting from the Reverse Stock Split are substantively and procedurally fair to and in the best interest of us and our unaffiliated stockholders (including both unaffiliated stockholders who will remain stockholders and those whose entire interest will be cashed out).
The Board, including Mr. Worsley acting as a director and on his own behalf, considered various factors regarding the substantive fairness of the Transaction to us and our unaffiliated stockholders, both those who may be fully cashed out as a result of the Transaction and those who may remain as stockholders, including the following:
•	The direct and indirect cost savings to be realized from the elimination of expenses related to our disclosure and reporting requirements under the Exchange Act and expenses related to listing our Common Stock on Nasdaq, and the need for the Company to continue to reduce its expenses given its current financial condition.

•	The ability of stockholders with less than one share after the Reverse Stock Split to exchange their shares of Common Stock for cash at a premium to recent market prices at the time of the approval of the Cash-Out Price, and without incurring brokerage commissions or, alternatively, to purchase additional shares if they desire to remain a stockholder. The Cash-Out Price of $0.74 per share represents a 50% premium over the average closing price of the Common Stock over the 90 calendar day period immediately preceding the Record Date as reported by Nasdaq.
•	The fact that the Reverse Stock Split will apply to all stockholders.
•	There are no unusual conditions to the consummation of the Transaction.
•	The likely reduction in the liquidity for our Common Stock following our delisting from Nasdaq and the termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of Common Stock.
•	The reduction in publicly available information about us that will result from the Transaction.
•	The inability of stockholders whose interests are cashed out in the Transaction to participate in any future increases in the value of our Common Stock.
•	The fact that, due to the stock holdings of Mr. Worsley and other Board members, the Transaction will not require the vote of unaffiliated stockholders.
The Board, including Mr. Worsley acting as a director and on his own behalf, also considered various factors regarding the procedural fairness of the Transaction to us and our unaffiliated stockholders, both those who may be fully cashed out as a result of the Transaction and those who may remain as stockholders, including the following:
•	The Transaction was approved by all of the independent directors of the Board, each of whom the Board determined had the independence and experience to fairly represent the interests of the unaffiliated stockholders and had a sufficient opportunity to discuss and form his or her own conclusions as to the fairness of the Transaction. The independent directors comprised majority of the Board, representing four out of the five directorships.

•	The stockholders can purchase, subject to availability, prior to the Effective Date, additional shares of Common Stock through the market to increase their share holdings to 2,000 shares or more and thereby avoid being cashed out in the Transaction.

•	Unaffiliated and affiliated stockholders will be treated the same in the Transaction.
In determining that the Transaction is procedurally fair to the Company and unaffiliated stockholders, including those who may be cashed out and those who may remain as a stockholder, the Board did not retain a representative or advisor on behalf of the unaffiliated stockholders since the Board concluded that the procedural safeguards described above were already sufficient safeguards without the expense of retaining an external representative or advisor, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction, and any of the stockholders could change his or her stock holdings prior to the Effective Date in order to get cashed out or continue as a stockholder following the Transaction. In addition, the Board determined not to condition approval of the Transaction on approval by a majority of our unaffiliated stockholders because the Board concluded any such vote would not provide meaningful additional protection to those unaffiliated stockholders since the Transaction will apply to all stockholders equally. The Board also considered that only approximately 33.94% of our outstanding Common Stock is held by non-affiliates, and allowing a minority of investors to make a determination with respect to the Transaction alone would not be in the best interest of the Company and the stockholders. The Board was also concerned that stockholders representing disproportionately few shares could unduly influence the vote, especially if minority stockholder participation in the voting were limited.
Mr. Worsley, in determining on his own behalf that the Transaction is fair to the Company’s unaffiliated stockholders, relied upon and adopted the position of the Board with respect to the reasons for, advantages of and purpose of the Transaction, and adopted the factors considered by the Board in making his fairness determination.

Please see the section entitled “Special Factors — Fairness of the Transaction” beginning on page 26 for a more detailed analysis regarding the fairness of the Transaction.
Vote Required for Approval of the Transaction at the Special Meeting
An affiliate of our Chairman, Chief Executive Officer, and Director, Mr. Worsley, beneficially owns approximately 61.65% of the outstanding shares of our Common Stock. Mr. Worsley and the Company’s directors and executive officers have indicated to us that they intend to vote in favor of the Transaction. The shares held by the Company’s directors and executive officers, including Mr. Worsley, represent approximately 60.28% of the voting power of the Company (66.06% if all options and warrants held by such officers and directors were exercised) and, if voted as indicated, assure the approval of the Transaction. Please see the sections entitled “Principal Stockholders” beginning on page 47, “Special Factors — Effects of the Transaction — Effect on Affiliated Stockholders” beginning on page 23 and “Additional Information Regarding the Transaction - Stockholder Approval” beginning on page 32.
Effectiveness of the Reverse Stock Split
We anticipate that the Stock Splits will be affected as soon as practicable after the date of the Special Meeting and we intend to file Certificates of Amendment to our Certificate of Incorporation to the effect the Stock Splits on the same day as the Special Meeting. Following the Special Meeting, transmittal materials, in the form attached hereto as Annex C, will be sent to you that will describe how to turn in your old share certificates and receive the cash payment to which you are entitled. Please see the section entitled “Additional Information Regarding the Transaction - Effective Date” on page 33.
Financing for the Reverse Stock Split
We estimate that approximately $277,178 will be required to pay for the fractional shares of Common Stock resulting from the Reverse Stock Split, and that we will incur approximately $197,500 in expenses relating to the preparation and distribution of this Proxy Statement and the consummation of the Transaction. The Company and Mr. Worsley anticipate that the costs of the Transaction will be funded through borrowings from Comerica, its existing lender (or through the release of a portion of the Company’s security deposit with such lender under its existing loan agreement), or through borrowings from Mr. Worsley. However, the Company does not currently have any agreement or arrangement with Comerica to loan funds to the Company (or release any portion of the Company’s security deposit) or with Mr. Worsley to fund the Transaction costs. The Company does not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from Comerica (or the release of a portion of the security deposit) or Mr. Worsley are not available. Please see the section entitled “Additional Information Regarding the Transaction - Source of Funds and Expenses” beginning on page 35.
Appraisal Rights
A holder of common stock does not have the right under Delaware law or Renegy’s Certificate of Incorporation or Bylaws to demand the appraised value of such Common Stock or any other dissenters’ rights if the holder votes against the Stock Splits. Please see the section entitled “Additional Information Regarding the Transaction — Unavailability of Appraisal or Dissenters’ Rights” beginning on page 34 for a more detailed discussion of the foregoing. The Company will continue to be governed by Delaware corporate law upon consummation of the Transaction.
Tax Information
The receipt by you of cash in exchange for any fractional share resulting from the Reverse Stock Split will be taxable to you and you will be treated as if you sold the shares that resulted in the fractional share in the market for such amount. Please see the section entitled “Additional Information Regarding the Transaction — Material Federal Income Tax Consequences” beginning on page 31.

Other Matters
Pursuant to our Bylaws, no matters may be brought before the Special Meeting other than as reflected in the attached notice of the Special Meeting.

QUESTIONS AND ANSWERS

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held on Friday, March 27, 2009, at 10:00 a.m., local time, at the principal executive offices of Renegy Holdings, Inc., 3418 N. Val Vista Drive, Mesa, Arizona 85213.

Q:	What am I being asked to vote upon at the Special Meeting?

A:	Our stockholders will consider and vote upon two proposals to amend Renegy’s Certificate of Incorporation; first to effect a 1-for-2,000 Reverse Stock Split and second to effect a 2,000-For-1 Forward Stock Split immediately following the Reverse Stock Split.

Q:	What is the purpose of the Transaction?

A:	The purpose of the Transaction is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. This will relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What will I receive in the Transaction?

A:	If you are the registered owner of fewer than 2,000 shares of Renegy Common Stock before the Effective Date, you will receive $0.74 in cash from us for each pre-split share of Common Stock you own. If you are the registered owner of 2,000 or more shares of Common Stock on the Effective Date, you will not receive any cash payment for your shares and will continue to hold the same number of shares of Common Stock as you did before the Transaction.

Q:	What if I hold my shares in “street name”?

A:	If you hold your shares in “street name” your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. It is likely that such nominee also holds shares for other beneficial owners of the Company’s Common Stock and that its total of such holdings may be in excess of 2,000 shares. Therefore, depending upon your nominee’s procedures, such nominee may not be legally obligated to treat the Transaction as affecting beneficial holders’ shares, if such shares would be cashed out by the Transaction. It is the Company’s desire to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, the Company and its transfer agent will not have the necessary information to compare the record holdings of any stockholder with the “street name” holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a stockholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the stockholder holds a combination of “street name” shares or shares in several brokerage firms. If you are in this situation and desire to remain a stockholder after the Transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the Effective Date. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

Q:	When is the Transaction expected to be completed?

A:	If the proposed amendments to our Certificate of Incorporation are approved at the Special Meeting, we expect the Transaction to be completed as soon as practicable thereafter. We must file the amendments with the Delaware Secretary of State for the Transaction to become effective, and expect to complete such filings on the date of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of Renegy shares on the Record Date, February 24, 2009, are entitled to vote at the Special Meeting. Each of our stockholders is entitled to one vote for each share owned on the Record Date.

Q:	What vote is required for our stockholders to approve the Transaction?

A:	The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must vote “FOR” the Transaction.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card by mail, Internet or telephone (as described elsewhere in this Proxy Statement) will have the same effect as voting against the Transaction.

Q:	How do I vote?

A:	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the Special Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by following the voting instructions included in the enclosed proxy card. You can appoint a proxy to vote your shares (i) by using the Internet (http://www.proxyvote.com), (ii) by calling the toll-free telephone number (1-800-690-6903), or (iii) by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card to us by 10:00 a.m. Arizona time on March 27, 2009. The Proxy Statement, including the annexes thereto, the proxy card and any other proxy solicitations materials will be available on the Internet at www.proxyvote.com. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on March 26, 2009. If you vote using the Internet or by calling the toll-free telephone number, please have this card in hand when you call and then follow the instructions. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. If you are a holder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

• sending a written statement to that effect to Renegy Holdings, Inc., Attn: Corporate Secretary, 3418 N. Val Vista Drive, Mesa, Arizona 85213;

• submitting a proxy card with a later date and signed as your name appears on the stock account;

• voting at a later time by telephone or the Internet; or

• voting in person at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.

Q:	Will I have appraisal or dissenter’s rights in connection with the Transaction?

A:	No. Under Delaware law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Transaction.

Q:	Should I send in my share certificates now?

A:	No. If the Transaction is approved, our transfer agent will send you written instructions for exchanging your share certificates.

Q:	What are the tax consequences of the Transaction to me?

A:	Generally, a stockholder that receives cash in exchange for shares of Common Stock as a result of the Transaction will recognize a capital gain or loss for United States federal income tax purposes. A stockholder who does not receive cash for a fractional share as a result of the Transaction will not recognize any gain or loss for United States federal income tax purposes. Please see the section entitled “Additional Information Regarding the Transaction — Material Federal Income Tax Consequences” for further information.

PROPOSALS — STOCK SPLITS
Board Recommendation
The Board has authorized and recommends that you approve amendments, as determined by the Board of Renegy in their discretion, to Renegy’s Certificate of Incorporation to effect a 1-for-2,000 Reverse Stock Split of our Common Stock and the repurchase of the resulting fractional shares held by each stockholder with less than one share after the Reverse Stock Split, followed immediately by an amendment of Renegy’s Certificate of Incorporation to effect a 2,000-for-1 Forward Stock Split of the Common Stock (collectively the “Stock Splits”). As a result of the Stock Splits: (a) each stockholder owning fewer than 2,000 shares of outstanding Common Stock immediately before the Stock Splits will receive $0.74 in cash, without interest, for each Renegy common share owned by such stockholder immediately prior to the Stock Splits and will no longer be a stockholder of Renegy; and (b) each stockholder owning one or more shares of Common Stock after the Reverse Stock Split was effected will receive common shares equal to the number of common shares they held prior to the Stock Splits. The Stock Splits are proposed for the purpose of taking Renegy private, delisting from Nasdaq and terminating its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Transaction”).
The Board has unanimously determined that the Transaction, including the Reverse Stock Split, and provided the Reverse Stock Split is approved, the Forward Stock Split, is in the best interest of Renegy and is fair to Renegy’s stockholders who would not retain their interest in Renegy, and those who would retain their interest, after the Transaction, in each case excluding executive officers, directors and affiliates of the Company.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT AND, IF THE REVERSE STOCK SPLIT IS APPROVED, THE FORWARD STOCK SPLIT, INCLUDING THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE STOCK SPLITS.
The Board has retained the absolute authority to reject (and not implement) the Transaction (even after stockholder approval of the Stock Splits and amendment to effect the same). If for any reason the Stock Splits are not approved, or, if approved, not implemented, the Common Stock will not be deregistered under the Exchange Act unless and until such time as the Company otherwise is eligible and our Board decides to do so.
Summary and Structure
The Transaction consists of two steps. First, Renegy will conduct a 1-for-2,000 Reverse Stock Split of the Common Shares. In the Reverse Stock Split: (i) each lot of 2,000 shares of Common Stock held by a stockholder of Renegy prior to the Reverse Stock Split will be converted into one whole share of Common Stock after the Reverse Stock Split; and (ii) any shares of Common Stock held by a stockholder owning fewer than 2,000 shares will not be converted into a whole share and will be cancelled and exchanged for $0.74 in cash per pre-reverse split share. After the Reverse Stock Split is completed, it will be followed immediately by a 2,000-for-1 Forward Stock Split of the Common Stock, which will convert each whole share of Common Stock issued in connection with the Reverse Stock Split into 2,000 shares of Common Stock. The Stock Splits are intended to take effect on the effective date (the date the Delaware Secretary of State accepts for filing Certificates of Amendment to the Certificate of Incorporation (the “Effective Date”)). The proposed amendments to the Certificate with respect to the Reverse Stock Split and the Forward Stock Split are attached to this Proxy Statement as Annexes A and B, respectively, and are incorporated herein by reference.
Stockholders will receive payment for their shares of Common Stock that are exchanged for cash in lieu of issuing fractional shares in accordance with the procedures described in the section entitled “Additional Information Regarding the Transaction — Exchange of Certificates and Payment for Fractional Shares” on page 33.
At least a majority of the Common Stock outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers, directors and affiliates of Renegy, who together beneficially own approximately 66.06% of the Common Stock outstanding and entitled to vote at the Special

Meeting, have indicated that they will vote in favor of the Stock Splits. Therefore, approval of the proposals is essentially assured.
The Transaction is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of the Common Stock and suspend Renegy’s filing and reporting obligations under the Exchange Act. In connection with the Transaction, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information” beginning on page 54.
SPECIAL FACTORS
Purpose of the Transaction
The Board has determined that the significant costs of being a public company currently outweigh the benefits of being a public company and, thus, that it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public company. Accordingly, the Company proposes to undertake the Transaction for the purpose of reducing the number of record stockholders of the Common Stock to fewer than 300 so that it can then terminate the registration of its Common Stock under the Exchange Act, and thereby suspend the Company’s reporting and other obligations as a public company under the United States federal securities laws. In connection with the termination of the registration of our Common Stock under the Exchange Act, shares of our Common Stock would no longer be quoted on Nasdaq and trades in such shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the Pink Sheets.
Since its inception, the Company has not been able to take advantage of the benefits of being a public company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use the Company’s Common Stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Stock. The Company was formed through a merger transaction, which combined Catalytica Energy Systems, Inc. (“Catalytica”) with the renewable energy divisions of NZ Legacy LLC (the “Merger Transaction”), for the purpose of engaging in acquiring, developing and operating a portfolio of biomass power generation facilities to address an increasing demand for economical power relying on alternative energy sources. The Merger Transaction, which closed on October 1, 2007, is described in more detail in the section entitled “Transactions with Related Persons” beginning on page 49.
Over the past year, the Company has been focused on growing its portfolio of renewable energy assets through the acquisition of existing biomass facilities (both operating and idle), in addition to the development, construction and operation of new facilities. To fund its growth strategy, the Company has been actively pursuing opportunities to use its Common Stock to raise capital since November 2007. These efforts included engaging an investor relations firm and several investment banking firms to assist us with seeking out such opportunities, and meetings with more than 100 prospective investors.
However, since mid-2008, when the capital markets began to decline precipitously, the share price and volume of the Company’s Common Stock also significantly declined. As the value and liquidity of its shares decreased, it was no longer practicable for the Company to consider using its Common Stock as a basis to raise capital to pursue its growth strategy. Neither the stock price of the Company’s shares nor the market for such shares has recovered and the Company does not see the prospects for any significant increase in either stock price or liquidity for the foreseeable future.
We are currently required to comply with the disclosure and reporting requirements under the Exchange Act, as well as requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is substantial. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the enactment of the Sarbanes-Oxley Act of 2002, and the cost of remaining a public company would further increase in the near future. The Board determined, and Mr. Worsley concurred, that it is in our best interest to proceed with the Transaction in order to deregister our Common Stock due to preliminary estimates of management and our outside auditors of the significant ongoing SEC reporting costs and the one-time cost associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. If we do not deregister imminently, we will be forced to incur such cost, and be required to use our limited resources in order to comply with the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002, which became applicable to us in 2008. The Company does not currently have the funds to comply with such requirements. See the section below entitled “- Reasons for Transaction and Timing of the Transaction” for additional information about the Company’s reasons for proceeding with the Transaction at this time.
Background / Alternatives to the Transaction
Prior to deciding to engage in a going private transaction, management pursued and the Board considered alternatives to the Transaction which may have achieved Renegy’s strategic objectives, including seeking third party debt and equity financing to fund its continued operations and growth strategy, as well as a sale of the business or merger and acquisition transactions. Additional details of these activities are included below.
Since our inception, we had been focused on growing our renewable energy assets using our access to the capital and credit markets to execute our vision of becoming a leading independent power producer (IPP) of biomass electricity in North America. With this goal in mind, we established a corporate infrastructure sized to support rapid growth and expansion in the biomass power generation sector and to comply with our public company disclosure requirements and reporting obligations with the SEC.
During the fourth quarter of 2007, the Company began meeting with numerous potential investors actively involved in the biomass power generation sector, and renewable energy in general, to determine the feasibility of securing strategic financing through a financial sponsor to help advance our strategic growth initiatives and provide working capital necessary to strengthen the Company’s future. Conversations, including discussions around non-binding term sheets for transactions, were evaluated from December 2007 through December 2008.
On October 18, 2007, the Company presented at the Ardour Capital 5th Energy Technology Conference as it was exploring the possibility of raising capital. There were over 40 qualified investors in attendance and the Company met one-on-one with approximately six investment firms as part of break-out sessions following management’s presentation.
On November 7, 2007, the Company held a board meeting during which it secured approval from the Board to pursue multiple paths simultaneously to secure the financing necessary to execute its business plan and growth strategy, including the hiring of an investment banking firm to assist in this process.
On November 26, 2007, the Company retained the investment banking firm of Ardour Capital Investments, LLC (“Ardour Capital”) to assist with seeking opportunities to raise capital in the equity markets via a private investment in public equity (“PIPE”) transaction. Ardour Capital was selected due to its exclusively focused efforts with renewable energy clients and its success in raising capital in smaller transactions such as the one contemplated for the Company.
On February 5, 2008, the Company held a board meeting during which management presented to the Board an update on its efforts to secure funding, including details on continuing discussions with multiple parties relating to a private equity investment and its plans to proceed with pursuing a PIPE transaction.
Following the February board meeting, under the guidance of Ardour Capital, the Company actively commenced the process to pursue a PIPE transaction with the objective of raising between $15 million and $20 million through a sale of common stock or preferred stock. It was determined at the time that securing an investment within this dollar range represented the appropriate amount of financing to achieve the Company’s near-term growth objectives and working capital requirements without overly diluting existing stockholders.
To further assist with its capital raising efforts, the Company announced on February 25, 2008 that it had retained Genesis Select Corporation, an investor relations firm, to help introduce the Company to a broader base of institutional investors and raise awareness of the Company within the financial community.

On March 28, 2008, the Company entered into a credit agreement with Comerica Bank (“Comerica”) providing for a non-revolving line of credit facility of up to $6.2 million from Comerica (the “Comerica Credit Agreement”) that expires on March 31, 2009. The Comerica Credit Agreement was substantially modified in November and December 2008 as described below to, among other things, increase the amount available under the line of credit.
During April 2008, the Company conducted a road show led by Ardour Capital during which management met with more than 40 investment firms to present the Company’s business model and growth strategy associated with its efforts to secure a PIPE transaction. Subsequent meetings and discussions with many of these firms ensued over a period of six months in response to their interest in exploring further a potential investment. Further, throughout the second half of 2008, Ardour has continued to introduce the Company to several potential investors for both PIPE transactions as well as a sale or go-private transaction.
On May 6, 2008, the Company participated in the AeA Micro Cap Financial Conference that took place in Monterey, California, during which management presented the Company to an audience of more than 50 investors and met one-on-one with approximately 20 investment firms as part of break-out sessions following management’s presentation.
On June 5, 2008, simultaneous with our efforts to raise capital via a PIPE transaction and our ongoing activities to broaden visibility of the Company within the investment community, we retained financial advisor Meridian Investments, Inc. to assist us with pursuing an opportunity to monetize the tax attributes associated with our biomass power plant in Snowflake, Arizona (the “Snowflake Plant”) by selling a partial interest in the Snowflake Plant to an institutional tax equity investor.
On June 11, 2008, the Company held a board meeting during which management presented an update on its continuing efforts to secure equity financing, including its lack of success in securing a lead investor for a PIPE transaction on terms acceptable to the Company. Management advised the Board that while opportunities were continuing to be explored in this regard, the prospects of completing such a transaction were diminishing as a result of rapidly deteriorating conditions in the capital markets and the onset of a broader economic crisis. As a result, management discussed with the Board a variety of alternatives that could be explored in the event it was unable to raise the capital necessary via an equity investment to execute its growth strategy and support its corporate overhead. Such alternatives included actively pursuing a financing strategy with a private equity investor to take the Company private, pursuing a public offering of its Common Stock, pursuing a strategy to monetize the tax attributes associated with the Snowflake Plant as an additional source of financing, pursuing a joint venture, merger/acquisition transaction or sale of the Company, and significantly downsizing and restructuring the Company to extend its cash reserves in an attempt to weather the challenging market conditions.
On June 20, 2008, following unsuccessful initial attempts to secure a lead investor for a PIPE transaction, the Company retained the investment banking firm of Pacific Growth Equities, LLC (“Pacific Growth”) to serve as a subcontractor to Ardour Capital and assist with securing a lead investor. Meetings with six additional investment firms introduced to us by Pacific Growth and subsequent due diligence by several of these firms ensued over the course of two months.
On June 30, 2008, the Company engaged the investment banking firm of Canaccord Adams in an advisory capacity with the objective of exploring opportunities for a joint venture, merger/acquisition transaction or sale of the Company simultaneous with its ongoing efforts to raise capital via a PIPE transaction.
In July 2008, the Company secured a $1.0 million cash advance from Mr. Worsley to help fund the Company’s continuing operations.
On July 24, 2008, the Company received a term sheet from two institutional investment firms proposing to serve as co-lead investors in a PIPE transaction targeted at raising in excess of $15 million for the Company. Over the course of 12 weeks, management proceeded to negotiate the terms of this investment and actively pursued follow-on investors to complete the PIPE, but was unsuccessful in securing a sufficient number of follow-on investors to participate in the transaction under the terms proposed by the co-lead investors.

On July 31, 2008, the Company held a board meeting during which management presented an update on its continuing efforts to secure financing and pursue other strategic alternatives for the Company, including ongoing pursuit of both a PIPE transaction and other strategic transactions. Management also discussed ongoing discussions underway with a private equity group associated with the potential of securing project level financing for the acquisition of various biomass power generating facilities. At the meeting, Meridian presented an update to the Board with respect to a possible tax equity financing associated with the Snowflake Plant, and Canaccord Adams presented an update to the Board with respect to strategic alternatives, including a possible joint venture, merger/acquisition transaction or sale of the Company.
On August 10, 2008, the Company retained Canaccord Adams to actively pursue a joint venture, merger/acquisition transaction or sale of the Company. Meetings with six companies ensued, in addition to several discussions with companies with whom we had previously engaged in discussions, in this regard over the course of three months.
In August 2008, Mr. Worsley committed to use commercially reasonable efforts to personally provide the Company up to an additional $4.0 million to help fund operations of the Company for the remainder of 2008.
On September 24, 2008, the Company received a non-binding letter of intent from a renewable energy company for a proposed acquisition of the Company. As of the date of this filing, discussions and negotiations are continuing with this party; however, to date, the renewable energy company has not been able to raise sufficient capital to acquire the Company. In addition, on such date, the Company also received a non-binding proposal from a private equity group for the acquisition of a controlling interest in the Company. As of the date of this filing, discussions and negotiations are no longer continuing with this party.
On September 24, 2008, the Company held a board meeting during which management presented an update on its continuing efforts to secure financing, including through the extension of additional credit from Comerica or Mr. Worsley, and its efforts to pursue various strategic transactions. Management also presented to the Board various cash conservation initiatives being employed or to be employed by management given the current financial condition of the Company, including the payment of board fees and 50% of Mr. Worsley’s salary for the fourth quarter of 2008 in restricted stock in lieu of cash.
By October 2008, as a result of the continued deterioration of the capital markets, our diminishing cash reserves and lack of adequate financing to cover our significant corporate overhead, the value and liquidity of our shares had declined to a level that it was no longer practicable for the Company to consider using its Common Stock as a basis to raise capital to pursue its growth strategy. Accordingly, the Company began to more aggressively pursue strategic alternatives for the business, including a sale of the Company.
On October 1, 2008, the Company held a board meeting during which management presented an update on its continuing efforts to secure financing and pursue other strategic transactions for the Company, including with respect to the tax equity financing associated with the Snowflake Plant and other strategic transactions with potential investors or acquirors. Management also provided an update to the Board regarding the status of increasing the amount available under the Company’s line of credit with Comerica. The Board also approved the payment of director fees and 50% of Mr. Worsley’s salary for the fourth quarter of 2008 in restricted stock in an effort to conserve the Company’s cash, and Mr. Worsley’s employment agreement was amended as of October 1, 2008 to effect Mr. Worsley’s new payment arrangement.
On October 8, 2008, the Company received a non-binding letter of intent from a private equity group for a proposed acquisition of the Company. However, the terms proposed in the letter of intent were subsequently significantly reduced due to the Company’s stock price falling and at present the terms may not be satisfactory to the Company. As of the date of this filing, discussions and negotiations are continuing.
On October 30, 2008, the Company held a board meeting during which management presented an update on the Company’s current financial condition and strategies given the current financial condition of the Company. In addition, Canaccord Adams presented an update to the Board with respect to various strategic alternatives. The Canaccord Adams presentation was negative as to the prospects in the current capital market to consummate a strategic transaction.

In November 2008, after unsuccessful attempts to secure sufficient financing or a strategic alternative for the business, management began to explore opportunities to pursue a going private transaction through a deregistration of its common stock with the objective of terminating its associated reporting obligations with the SEC in order to eliminate the significant costs of being a listed public reporting company.
On November 7, 2008, the Company held a board meeting during which management presented an update with respect to the Company’s current cash situation, the status of securing additional credit from Comerica, the status of the proposed tax equity transaction associated with the Snowflake Plant and the status of various strategic transactions with potential investors or acquirors. The Board also discussed pursuing a strategy of significantly reducing costs by restructuring and downsizing its operations.
On November 14, 2008, the Company entered into a modification agreement of the Comerica Credit Agreement which, among other things, allowed the Company to utilize up to a maximum of $300,000 of its security deposit for the sole purpose of meeting its payroll obligations.
On November 26, 2008, the Company entered into a second modification agreement of the Comerica Credit Agreement which, among other things, increased the amount available under its line of credit from $6.2 million to $6.5 million.
On December 5, 2008, the Company held a board meeting during which management presented an update with respect to the Company’s cash situation and the status of its activities with respect to securing financing and pursuing various strategic transactions.
On December 8, 2008, the Company held a board meeting during which a representative of Squire, Sanders & Dempsey L.L.P., the Company’s outside legal counsel, presented the advantages and disadvantages of becoming a non-SEC reporting company, including those advantages and disadvantages as described in this Proxy Statement, and the strategy of reducing the number of record stockholders through a going-private transaction to allow the Company to suspend its SEC reporting requirements.
On December 12, 2008, the Company held a board meeting during which management presented an update with respect to the Company’s cash situation and the status of its activities with respect to securing financing and pursuing various strategic transactions. In addition, the Board again considered the option of becoming a non-SEC reporting company. The Board discussed with the representative of Squire, Sanders & Dempsey L.L.P. the steps required to effect a potential reverse stock split and going-private transaction, such as document preparation, filing, and mailing, the stockholders’ meeting, the process involved in cashing out fractional shares following the reverse stock split, and the likely timing related to a potential reverse stock split. The parties determined that the reverse stock split would require stockholder approval of an amendment to the Company’s Certificate of Incorporation, which would be filed with the Delaware Secretary of State promptly following receipt of stockholder approval and would evidence the effective date of the transaction. To obtain such approval, a proxy statement would need to be prepared, reviewed by the SEC and sent to stockholders, with the stockholders meeting being likely (although not guaranteed) to occur during the first quarter of 2009. The payment of the cash payment to holders of fractional shares following the reverse stock split would follow shortly after the Effective Date. In connection with such discussion, forms of resolutions approving the foregoing actions were provided by the representative of Squire, Sanders & Dempsey L.L.P.
On December 19, 2008, the Company held a board meeting during which the Board further discussed its strategic alternatives, including the proposed tax equity transaction associated with its Snowflake Plant and the option of becoming a non-SEC reporting company.
On December 18, 2008, the Company entered into amended employment agreements with three of its senior executive officers to reduce such officers’ employment with the Company to a part time basis beginning January 1, 2009 and to agree upon reduced severance benefits for such officers. The agreements with the officers were made for the purpose of significantly reducing the Company’s labor costs and severance obligations.

On the December 31, 2008, the Company entered into a third modification agreement of the Comerica Credit Agreement which, among other things, increased the Company’s line of credit facility amount under the Comerica Credit Agreement from $6.5 million to $7.25 million for the period beginning on December 30, 2008 and ending on February 15, 2009.
On January 1, 2009, the Company secured $12.3 million of tax equity financing from an institutional equity investor, in exchange for a partial interest in the Snowflake Plant. The release of the funds to the Company were restricted pending the satisfaction of certain conditions.
On January 2, 2009, the Company announced plans to restructure and downsize its operations with the objective of significantly reducing its costs and positioning the Company to fully fund its operations through future cash flows generated by the Snowflake Plant.
On January 9, 2009, the Company held a board meeting during which the Board discussed that, based on the Company’s current financial condition, and a review of the advantages and disadvantages of going private and being a non-SEC reporting Company as advised by outside counsel, it appeared that it would be in the best interests of the Company and its stockholders to become a non-SEC reporting company. The Board determined that a reverse stock split, followed by a forward stock split, was the surest, easiest, most expeditious, and most cost effective method for achieving that end. The Board resolved to initiate the process of moving forward with the Transaction to reduce the number of stockholders below 300 in order to termination its registration with the SEC. Management presented to the Board, and the Board discussed at length, possible ratios for effecting the stock splits based on the Company’s current stockholder base and the cash out amount to be paid to stockholders holding fractional interests after effecting a reverse stock split. The Board authorized the Company’s outside counsel to prepare the proxy statement and other necessary documentation related to the going-private transaction.
On January 14, 2009, the Company entered into a fourth modification agreement of the Comerica Credit Agreement which, among other things, converted the Company’s non-revolving line of credit facility into a revolving line of credit facility, subject to the Company maintaining a security deposit in the amount of $7.25 million, that expires December 31, 2009.
On January 16, 2009, the Company held a board meeting during which the directors discussed the Company’s current financial position and cash conservation strategies. The Board discussed at length the Company’s current and pending payment obligations and its cash position, including the allocation of funds received from the tax equity transaction. The Board discussed the projected costs of completing a going private transaction, and determined that the Company may need to secure additional funds from a lender or from Mr. Worsley in order to complete the transaction and continue to fund its costs of operations. The Board discussed with Squire, Sanders & Dempsey L.L.P. the costs associated with not completing the transaction, including the costs associated with completing and filing the Company’s annual report for 2008. The Board reviewed possible reverse split ratios and Cash-Out Prices to effect the going private transaction, and authorized and instructed Squire, Sanders & Dempsey L.L.P. to coordinate with management to finalize and file a preliminary proxy statement which excluded information with respect to the reverse split ratio and Cash-Out Prices pending further discussion by the Board. At the meeting, the Board also discussed the status of the proposed transaction with a private equity group and determined that the terms of the proposals were currently unsatisfactory to the Company and would result in a per share price less than the Cash-Out Price currently being considered by the Board. The Board also discussed and approved the payment of the directors’ fees and 50% of Mr. Worsley’s salary for the first quarter of 2009 in restricted stock to further reduce the Company’s cash payment obligations. The Board also discussed further reducing staff and the Company’s severance obligation associated with such reduction. Finally, the Board discussed and approved a fourth modification to the Comerica Credit Agreement as described below.
On February 6, 2009, the Company held a board meeting at which a representative from Squire, Sanders & Dempsey L.L.P. was present, and during which the directors discussed the possible Cash-Out Price and stock split ratios which could be used to reduce the number of record stockholders to less than 300. Based upon an initial analysis of the size and composition of the stockholder base provided by management to the Board, the Board concluded that a 1-for-2,000 ratio would reduce the number of stockholders to a sufficiently low number that the Company could go private, and reasonably expect to remain private, and should be submitted to stockholders for approval. The Board, including each of the independent directors, also discussed the Cash-Out Price including the valuation methodologies and factors described in this section entitled “Special Factors — Fairness of the Transaction on page 26. After deliberation, the Board determined that a Cash-Out Price based on the market price of the Company’s Common Stock would be the most accurate method of determining the fair value of shares of Common Stock being cashed out in the Transaction. The Board also considered that, in light of the inconsistent and limited trading market of the Common Stock, and the significant fluctuation of the price of the Common Stock on Nasdaq, using an average trading price of the Common Stock over a period of time, rather than the closing price as of a specified date, would most accurately represent the current value of the Common Stock. The Board further discussed the current financial condition of the Company and the current market conditions, and determined that, in calculating an average historical price for the Common Stock, an average of trading prices during a recent period of time would most accurately reflect the current fair value of the Common Stock. In addition, the Board discussed paying a premium over such average trading price. The Board accordingly determined to calculate the Cash-Out Price as a price equal to an average of the trading price of the Common Stock for a 90 calendar day period ending as of a recent date, plus a premium to be subsequently determined.
On February 23, 2009, the Company held a board meeting during which Squire, Sanders & Dempsey L.L.P explained the timing and status of filing the preliminary proxy statement, and receiving SEC approval of the same, and holding a special stockholders meeting to approve the Transaction. The Board and Squire, Sanders & Dempsey L.L.P. also discussed the importance of completing the Transaction and suspending its reporting obligations prior to the end of the first quarter of 2009. The Board set February 24, 2009 as the Record Date for the Special Meeting and set March 27, 2009 as the date of the Special Meeting based on the time schedule for the Transaction proposed by Squire, Sanders & Dempsey L.L.P. The Board also discussed the SEC’s comments to its preliminary proxy statement and Schedule 13E-3 filed on January 21, 2009 and the Company’s proposed responses to such comments. A draft response letter to the SEC and drafts of amendments to the preliminary proxy statement and Schedule 13E-3 were provided to the Board in advance of the meeting by management and Squire, Sanders & Dempsey L.L.P. The Board then discussed the determination of the Cash-Out Price and considered the fairness to stockholders of basing the Cash-Out Price on historical trading prices of the Common Stock reported by Nasdaq. For the same reasons as described above with respect to the February 6, 2009 Board meeting, the Board determined to calculate the Cash-Out Price as a price equal to the average closing price of the Common Stock for a 90 calendar day period ending as of the date immediately preceding the Record Date and the date of the Board meeting, plus a premium of 50% over such average closing price. In determining the premium, the Board noted the recent increase in trading price following the announcement of the Transaction, but also noted the limited trading volume for the Common Stock. The Board determined that a 50% premium over the average trading price of $0.49, which provided for a $0.74 Cash-Out Price, was a fair price for the Common Stock being cashed out in the Transaction in light of the factors considered by the Board during the meeting and prior meetings, as described above. The Board then authorized and instructed Squire, Sanders & Dempsey L.L.P. to coordinate with management to file a definitive proxy statement with the SEC reflecting the 1-for-2,000 reverse split ratio and the Cash-Out Price in substantially the form of the preliminary proxy statement previously filed with the SEC updated to reflect the SEC’s comments.
Reasons for Transaction and Timing of the Transaction
The Company was formed for the purpose of acquiring, developing and operating a portfolio of biomass power generation facilities. To fund this growth strategy, the Company has been actively pursuing since its inception opportunities to use common or preferred stock to raise capital. However, in mid-2008, the capital markets began to decline precipitously and, consequently, the Company has been unsuccessful in raising funds from the capital market. In addition, the Company has been experiencing losses from operations and negative cash flows. As a result of the Company’s inability to secure funds from the capital markets to expand its business and fund its current operations, the Company began to explore in mid-2008 strategic transactions such as a joint venture, merger/acquisition transaction or sale of the Company. As discussed above under the section entitled “- Background/Alternatives to the Transaction,” the Company has been unsuccessful in entering into an agreement for such a strategic transaction on terms satisfactory to the Company.
As a result of the Company’s inability to access the capital markets, combined with the fact that the Company had not received an offer for a strategic transaction on terms satisfactory to the Company, the Company began in mid-2008 to explore alternative sources of funds, such as from bank debt, additional loans from Mr. Worsley, the Company’s controlling stockholder, or proceeds from a tax equity transaction associated with the Snowflake Plant. By Fall 2008, the Company began to pursue a strategy of significantly reducing costs by restructuring and downsizing the Company’s operations and focusing on the operations of the Snowflake Plant and the Company’s fuels business. In connection with such cost reduction strategy, the Company began to evaluate ways to reduce its corporate overhead costs and preserve cash, including, through a reduction in its labor force and by completing a going private transaction that would terminate its SEC reporting obligations as a public company, among other cost reduction initiatives.
In January 2009, the Company successfully completed a tax equity transaction with an institutional investor; however, the funds received from such transaction are likely not sufficient to fund the Company’s ongoing operations. In connection with the tax equity transaction, the Company is also obligated to fund a $6.5 million working capital loan to its subsidiary, Snowflake White Mountain Power, LLC, if Snowflake has insufficient capital on hand to cover operating costs and working capital needs. The Company may not, without securing additional funds or assistance from Mr. Worsley, be able to fund such working capital loan. In addition, in January 2009, the Company’s construction loan with its project lender for the Snowflake Plant related to the construction of the Snowflake Plant converted to a term loan that requires the Company to begin making principal payments in addition to the interest payments that have been made during the construction period, which interest payments will continue. As a result of the Company’s current financial condition and the factors described above, the Company is continuing to aggressively pursue a cost reduction strategy.
In mid-January 2009, given the current financial condition of the Company, the Board determined that consummating a going private transaction is a necessary step to reduce corporate overhead costs by eliminating the costs associated with being a listed, public company, including with respect to filing reports with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with Nasdaq listing and corporate governance requirements. As disclosed in this Proxy Statement, the Board and Mr. Worsley have determined that the costs of being a public company currently outweigh the benefits of being a public company and, thus, that it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including unaffiliated stockholders, for the Company to remain a public company, including for the reasons described below. The primary purpose of the Transaction is to reduce the number of holders of record of our Common Stock to less than 300 to enable us to elect to terminate the registration of our Common Stock pursuant to Section 12(g) of the Exchange Act, delist from Nasdaq and become a private company. The Board and Mr. Worsley believe that the Transaction provides the most certainty for the Company to achieve this purpose.
Exchange Act Reporting Costs; Competitive Disadvantage. The Company incurs significant direct and indirect costs in complying with its periodic reporting and other obligations under the Exchange Act (collectively, the “Public Company Costs”), including: the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, filing, printing, and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of Common Stock; management’s time and attention expended in preparing and reviewing such reports and other filings; costs associated with listing on Nasdaq and complying with Nasdaq listing requirements; the substantially higher premiums for directors’ and officers’ insurance policies payable by public companies; and the disadvantage of publicly disclosing detailed operational and financial information of the Company when non-public competitors are not required to make comparable disclosures. The direct, out-of-pocket costs comprising the Public Company Costs were in excess of $1.2 million during 2008. Additionally, the Company anticipates that the out-of-pocket costs will increase significantly commencing with the 2009 fiscal year and thereafter due to the requirements of complying with new laws and regulations, such as, but not limited to, certain requirements under the Sarbanes-Oxley Act of 2002. The Company has projected the Public Company Costs in fiscal year 2009 will be approximately $1.5 million.
Upon consummation of the Transaction and subsequent deregistration under the Exchange Act, the Company anticipates that its legal, accounting, printing and other compliance and administrative costs will be less than $100,000 in the aggregate. While we presently have no specific plans to do so, we may, periodically, send stockholders financial and/or other information. At the present time, we do not anticipate our consolidated financial statements will be subject to audit, except to the extent required by covenants in our loan agreements. We expect that in connection with any pending litigation, contractual, regulatory and general business issues we will, from time to time, engage and confer with outside counsel, as needed.

Administrative Expenses to Maintain Small Stockholder Accounts. As of the Record Date, the Company had approximately 747 stockholders of record. On that date, approximately 687 of such stockholders of record, as defined by Exchange Act rules, and approximately 3,295 holders beneficially, but not of record (i.e., held in “street name”), owned fewer than 2,000 shares each. Although holders of fewer than 2,000 shares constitute over 96% of the stockholders of the Company, such stockholders own less than 6% of the outstanding shares of Common Stock. The cost of administering each registered stockholder’s account is the same regardless of the number of shares held in that account. Therefore, the Company’s costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved and the value of each share.
Liquidity for Small Stockholders. The Company believes that holders of fewer than 2,000 shares of Common Stock may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in the Company’s Common Stock has been, and continues to be, limited. The Common Stock does not trade every day and trades fewer than 9,000 shares on many other days. The average trading volume of the Common Stock over the past 12 months prior to the announcement of the Transaction was approximately 6,800 shares per day. The Board believes that the Transaction would give stockholders who are cashed out an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions. The Cash-Out Price of $0.74 per share of Common Stock held prior to the Reverse Stock Split represents a premium of 50% over the average closing price of the Common Stock over the 90 calendar day period immediately preceding the Record Date as reported by Nasdaq.
Lack of Capital from Public Markets. In addition to the Public Company Costs, the Company does not presently intend to exploit the principal benefits of being a public company — namely to raise capital through sales of securities in a public offering or to acquire additional renewable energy facilities or related businesses using Common Stock as consideration (collectively, the “Public Company Benefits”). Historically, our strategy for growth was focused on expanding our portfolio of renewable energy assets by making acquisitions of existing biomass power generation facilities (both operating and idle) at a discount to new construction costs. When this strategy was formulated, our Common Stock price was relatively attractive and thus, a key component of the purchase price of these assets was to be cash raised through the sale of our Common Stock. Since the price of our Common Stock has significantly declined from its levels at the time our acquisition strategy was conceived, the use of payment in the form of our Common Stock as consideration in acquiring biomass facilities would be extremely dilutive to our stockholders. Consequently, we have been unable to pursue our plans for growth though acquisition. As a result, our focus at present is on maximizing revenues and profitability from our existing 24 megawatt (“MW”) Snowflake Plant and from our associated fuel aggregation business, which collects and transports forest thinning and woody waste biomass fuel to the Snowflake Plant, and which sells logs, shaved wood products and other high value wood by-products to provide additional value to the Company’s primary business operations. As a result of the foregoing, the Company is not receiving any of the traditional Public Company Benefits, yet, the Public Company Costs continue to increase, substantially depleting the limited resources of the Company. The increase in costs arises because of an increase in securities regulation. The Company believes that the cost of these ongoing expenses, together with the Public Company Costs, if continued, would be extremely detrimental to the financial condition of the Company.
Other Public Company Benefits which exist for the benefit of public stockholders include: (i) the rights and protections afforded stockholders by the federal securities laws; (ii) the substantive requirements of the federal securities laws, including the Sarbanes-Oxley Act of 2002, which are imposed on public companies; and (iii) limitations imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the costs of being a public company due to the small size of the Company, its limited staffing and the lack of a liquid trading market for its Common Stock. Accordingly, the Board has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public company. Mr. Worsley has reviewed, relied upon and adopted the position of the Board, as described in this Proxy Statement, with respect to the reasons for, advantages of, disadvantages of and purpose of the Transaction.

Effects of the Transaction
Reduction in Number of Stockholders. The Company expects that, as a result of the Transaction, the number of stockholders of record of the Company, as defined by Exchange Act rules, will be reduced from approximately 747 stockholders to approximately 60 stockholders, while the number of holders beneficially, but not of record (i.e., held in “street name”) would be reduced from approximately 3,424 to approximately 129, depending upon the number of holders of fewer than 2,000 shares on the Effective Date and the number of holders who holds shares beneficially in “street name” but not of record, that are cash-out as described in the section entitled “Special Factors — Effects of the Transaction - Effect on Holders of Few than 2,000 shares of Common Stock.”
Termination of Exchange Act Registration and Reporting. Shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 holders of record of the Common Stock or if the number of holders of Common Stock falls below 500 and the Company’s total assets have been no more than $10 million at the end of each of its last three fiscal years. If, after termination of registration, on the first date of any of the Company’s subsequent fiscal years, the number of stockholders of the Company exceeds (a) 300 and the Company has total assets of more than $10 million or (b) 500, then the Company’s reporting obligations under the Exchange Act will be reinstated. In such case, the Company must file an annual report on Form 10-K for its preceding fiscal year within 120 days of the end of such fiscal year.
The Board intends to terminate the registration of the Common Stock under the Exchange Act as soon as practicable after the Transaction, if approved, is effected. Termination of registration of shares of the Common Stock would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. These provisions include:
•	the beneficial ownership reporting and short-swing profit recovery provisions of Section 16;

•	the requirement to file and furnish proxy material in connection with stockholders’ meetings pursuant to Section 14;

•	the requirement to file periodic and current reports pursuant to Section 13; and

•	the requirements of Rule 13e-3 with respect to “going private” transactions.
Furthermore, affiliates of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.
Delisting from Nasdaq and Effect on Market for Shares. The Company intends to delist its Common Stock from Nasdaq immediately upon effecting the Transaction. Following such delisting, the Company’s Common Shares will no longer be quoted on Nasdaq and trades of its Common Shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the Pink Sheets. There can be no assurance that any trading will occur after the Company terminates the listing of the Common Stock on Nasdaq.
Effect on the Company. The Company estimates that the Transaction would reduce the number of shares of Common Stock of the Company by up to approximately 374,565 shares (approximately 5.8% of the current outstanding shares) with a cash requirement to the Company (including expenses) of approximately $474,678. Please see the section entitled “Additional Information Regarding the Transaction — Source of Funds and Expenses” for further details. The repurchased fractional shares would be retired. The Transaction would also reduce the number of stockholders of the Company. Please see the section entitled “Effects of the Transaction-Reduction in Number of Stockholders” above for further details. Termination of registration of the Common Stock would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. Please see the section entitled “Effects of the Transaction-Termination of Exchange Act Registration and Reporting” above for further details. The liquidity and market value of the Common Stock will likely be adversely affected by the Transaction and by termination of the registration of Common Stock under the Exchange Act. Please see the section entitled “Effects of the Transaction-Delisting from Nasdaq and Effect on Market for Shares” above for further details. The Company estimates that termination of the registration of the Common Stock under the Exchange Act will save the Company approximately $1.0 million per year in legal, accounting and other expenses.
Effect on Holders of Fewer than 2,000 shares of Common Stock. Following the Transaction, holders of fewer than 2,000 shares of Common Stock would receive payment of $0.74 per Common share held prior to the Reverse Stock Split and would cease to be stockholders of the Company. They would have no further interest in the Company with respect to any cashed-out shares and would only have a right to receive cash for such shares. The Company will send stockholders who are cashed out in the Transaction a letter of transmittal as soon as practicable after the Transaction is approved with instructions on how to surrender existing certificate(s) in exchange for the cash payment.
The Company intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial stockholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 2,000 shares of Common Stock holding shares in “street name” will not be required to cash in their shares if the record holder of such shares owns 2,000 or more shares prior to the Transaction. The Company and its transfer agent will not have the necessary information to compare the record holdings of any stockholder with “street name” holdings in a brokerage account. In addition, we will lack the information to compare holdings across multiple brokerage firms. As a result, a stockholder holding more than the minimum number of shares may nevertheless have the shares cashed out if the stockholder holds a combination of “street name” shares or shares in several brokerage firms. If you are in this situation and desire to remain a stockholder after the transaction, we recommend that you consolidate your holdings into one brokerage account or record holder position prior to the Effective Date. Conversely, if you hold less than 2,000 shares in street name and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from “street name” into your own name so that you will be a record owner of the shares. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account.
Effect on Unaffiliated Stockholders Who Own 2,000 or More Shares. With respect to unaffiliated stockholders who own 2,000 or more shares of Common Stock, and who will therefore continue to be stockholders of the Company following the Transaction, the termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to them as stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, which may adversely affect such unaffiliated stockholders. Such provisions include:
•	the elimination of the Company from the duty to comply with the regulations promulgated by the Sarbanes-Oxley Act of 2002;

•	the liability provisions of the Exchange Act;

•	the requirement of the Company’s officers to certify the accuracy of the Company’s financial statements; and

•	the applicability of the prohibition of the short-swing profit rules of the Exchange Act.
If the Company effects the Transaction as described in this Proxy Statement, the Common Stock will no longer be registered under the Exchange Act, and the Company will no longer be a reporting company under the Exchange Act. The Company will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain stockholders of the Company after the Transaction is effected will, therefore, have access to much less information about the Company and its business, operations, and financial performance. Please see the section entitled “Effects of the Transaction-Termination of Exchange Act Registration and Reporting” above for further details. The liquidity and market value of the shares of Common Stock held by unaffiliated stockholders may be adversely affected by the Transaction and by termination of the listing of the Common

Stock on Nasdaq and registration of the Common Stock under the Exchange Act. Please see the section entitled “Effects of the Transaction-Effect on Delisting from Nasdaq and Market for Shares” above for further details.
In addition, the Company has experienced net operating losses since its inception in 2007. Consequently, the Company may use such net operating losses, or “NOLs,” to offset net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the Transaction, such NOLs will continue to be available to the Company and, to the extent such NOLs may be used to offset net income in future periods, will benefit the Company and its stockholders, including the unaffiliated stockholders who continue to be stockholders of the Company following the Transaction. The Company’s NOLs for the year ended December 31, 2007 is approximately $3.3 million, and the Company estimates that NOLs for the year ended December 31, 2008 is approximately $14 million.
Effect on Affiliated Stockholders. The Transaction would have various effects on stockholders who are affiliates of the Company. The Company expects that the substantial majority of the Company’s executive officers and directors would continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of the Common Stock held by the executive officers and directors of the Company, as a group, would increase by approximately 3.69% of outstanding shares, from approximately 60.28% of the outstanding shares to approximately 63.97% of the outstanding shares (excluding the exercise, if any, of stock options or warrants held by such officers and directors, and the percentage of ownership of the Common Stock of Mr. Worsley would increase by approximately 3.47% of the outstanding shares from approximately 56.66% of the outstanding shares to approximately 60.13% of the outstanding shares (excluding the exercise, if any, of stock options and warrants held by Mr. Worsley). The following is a description of the effects of Mr. Worsley’s interest in the net book value and net earnings of the Company upon consummation of the Transaction (in thousands):

	At December 31, 2007		At September 30, 2008
	Net Book Value	Net Earnings/(Loss)	Net Book Value	Net Earnings/(Loss)
	$25,988	$(15,180)	$19,201	$(12,242)
Interest In:
Pre-trans	$14,726	$(8,601)	$10,880	$(6,937)
Post-trans	$15,578	$(9,100)	$11,510	$(7,338)
As described in the section entitled “Effects of the Transaction-Termination of Exchange Act Registration and Reporting,” if the registration of the Common Stock is terminated under the Exchange Act:
•	Executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the short-swing profit provisions of Section 16.

•	Executive officers, directors and other affiliates of the Company might be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.
In addition, stockholders who are affiliates of the Company and who continue as stockholders following the Transaction may benefit from the Company’s use of net operating losses as described above in the section entitled “Special Factors — Effects of the Transaction — Effect on Unaffiliated Stockholders Who Own 2,000 or More Shares.”
Strategic Alternatives Considered By the Board
In making the determination to proceed with the Transaction, the Board evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Transaction because the Board believed that the Transaction would be the simplest and most cost-effective approach, if not the only approach, to achieve the purposes described in this Proxy Statement. These alternatives were:
Raising Funds through the Capital Markets.” As discussed in the sections above entitled “- Purpose of the Transaction,” “- Background / Alternatives to the Transaction” and “- Reasons for Transaction and Timing of Transaction,” the Company has aggressively pursued since its inception raising capital through the capital markets, including through one or more PIPE transactions. In furtherance of this strategy, the Company has retained several investment bankers and other advisors and has engaged in discussions with more than 100 potential investors. However, the Company has been unsuccessful to date in securing funds from investors, largely due to the precipitous decline of the capital markets and the economy in general in 2008 and the Company’s deteriorating financial condition.
Asset Sale or Business Combination. The Board considered selling substantially all of our assets or stock or undertaking another type of business combination. As described above in the section “Special Factors — Background / Alternatives to the Transaction” above, the Board engaged various financial advisers during 2008 to assist in this effort. During 2008, we received preliminary, conditional offers or letters of interest from various parties to acquire all or a portion of our outstanding shares of Common Stock for various prices, whether through the purchase of capital stock of the Company or through a business combination transaction. In each case, the transaction was subject to completion of due diligence and documentation of a final agreement. On January 1, 2009, the Company was successful in completing a tax equity financing transaction with respect to the Company’s Snowflake Plant, as described in the section “Special Factors — Background / Alternatives to the Transaction” above. To date, the Board has been unsuccessful in securing any other potential counterparties to an asset or stock sale or a business combination transaction under terms acceptable to the Board other than the tax equity financing transaction.
Comerica Debt. The Company has been negotiating with Comerica for increased borrowings of funds under its non-revolving line of credit facility with Comerica, which expires on March 31, 2009. As described in the section “Special Factors — Background / Alternatives to the Transaction” above, Comerica agreed to increase the amount available under the non-revolving line of credit from $6.2 million to $6.5 million on November 26, 2008, and then on December 31, 2009, to $7.25 million until February 15, 2009. On January 14, 2009, Comerica agreed to convert the Company’s non-revolving line of credit facility into a revolving line of credit facility that expires December 31, 2009, provided that the Company deposit $7.25 million into a cash collateral account, which deposit has been made. As of the date of this Proxy Statement, all $7.25 million available under the line of credit have been drawn. The Company anticipates that it may have access to a portion of the security deposit if needed upon Comerica’s release of such deposit, although no assurance can be given that Comerica will release any of such funds. The Board does not believe that the Company can secure alternative bank financing from another institution.
Worsley Loans. As described in the section entitled “Transactions with Related Persons” beginning on page 49, the Company has issued a note to Mr. Worsley in the principal amount of $1.0 million, and Mr. Worsley had previously agreed to use commercially reasonable efforts to loan the Company up to an additional $4.0 million, at the option of the Company, at any time during the period commencing October 1, 2008 through the earlier of December 31, 2009 or the date upon which the Company completes an equity funding transaction. However, Mr. Worsley’s obligation was terminated upon the closing of the tax equity transaction described above under “Asset Sale or Business Combination.” The Board and Mr. Worsley do not currently have any additional loans approved from Mr. Worsley to the Company.
Maintaining the Status Quo. The Board also considered taking no action to reduce the number of our stockholders and therefore remaining a public company. However, due to the significant and increasing costs of being a listed, public reporting company, as described in detail in this Proxy Statement, the Board believed that maintaining the status quo would be detrimental to all of our stockholders. We would continue to incur the costs of being a public company without realizing the benefits of public company status. Furthermore, given the current financial condition of the Company, as described in more detail under the section entitled “Special Factors — Reasons for Transaction and Timing of the Transaction,” the Company is currently pursuing a strategy of restructuring and downsizing its operations in an effort to reduce costs, and the Board believes that completing the Transaction is an essential step to reducing costs and ensuring the ongoing viability of the Company at this time.
How the Board Will Determine Whether to Effect the Transaction
The stockholders will consider and vote on the Transaction, including the Reverse Stock Split and the Forward Stock Split. If the stockholders approve the Transaction, the Board will have the authority to effect the Reverse Stock Split using a reverse stock split ratio of 1-for-2,000. Since our Chief Executive Officer controls a majority of the outstanding shares of our Common Stock, approval of the Transaction is essentially assured.

If the Transaction is approved, then the Board, at its discretion, may elect to either abandon the Transaction or effect the Stock Splits. If the Board elects to abandon the Transaction, then no funds will be paid and the total transaction costs will consist solely of the expenses incurred to that date in connection with the Transaction. These expenses are estimated at $182,500. A number of factors or situations could cause the Board to decide to abandon the Transaction, even if approved by the stockholders. These factors or situations include:
•	Both control of the total costs of the Transaction and the reduced number of holders needs to be achieved. Should the Company not be able to sufficiently reduce the number of holders, within a total maximum dollar expenditure amount acceptable to the Board, to a level that reasonably assures that the Company would not revert to a public reporting entity in the foreseeable future after the Transaction is completed, then the Board would likely abandon the Transaction.

•	It is possible that the Board will abandon the Transaction should the overall expenditure necessary to complete it exceed $1 million.

•	Even if the overall cost of the Transaction is within the budgetary guideline set by the Board, the Board may decide to abandon the Transaction should the then economic conditions or the financial condition of the Company, or their outlook, be such that in the judgment of the Board it is no longer advisable to use its cash resources or incur debt to effect the Transaction.

•	In the event the Company has insufficient cash or is unable to secure debt on terms satisfactory to the Company necessary to complete the Transaction, the Board would likely abandon or postpone the Transaction.

•	In the event the Board determines that it is in the Company’s best interest to enter into a strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, the Board may elect to abandon the Transaction as a result of such strategic transaction.

•	If, after the completion of the Transaction, the Company’s financial condition was projected to violate, or approach a violation of, its covenants with its lenders, the Board may decide not to complete the Transaction even if the lenders were to agree to waive such violation or be agreeable to loosen the covenants.
If the Board determines it is in the best interest of the Company and the stockholders to proceed with the Transaction, then stockholders having fewer than 2,000 shares of Common Stock on the Effective Date will then hold less than one full share of our Common Stock and will be cashed out at the price of $0.74 per share of Common Stock held prior to the Reverse Stock Split. It is the objective of the Board to complete the transaction for as little cost as possible, while reducing the number of holders of record after the Transaction is completed to approximately 141.
The table below, based upon information as of the Record Date, shows the number of holders, both beneficially in brokerage accounts and of record, the shares of Common Stock that will remain outstanding and the total estimated transaction costs if the Transaction were abandoned or if the Transaction were completed. As of the Record Date, we had outstanding 6,491,312 shares of Common Stock.

As of February 24, 2009	Holders(1)		Shares Outstanding		Estimated Transaction Costs
Share Range Information	To be cashed out	After(2)	To be cashed out	After(2)	Cost of Shares(3)	Expenses	Total
Total if Abandoned	—	4,083	—	6,491,312	$—	$182,500	$182,500

Total if Completed	3,939	144	374,565	6,116,747	$277,178	$197,500	$474,678

(1)	Holders include certificates of record and the number of brokerage account holders.

(2)	“After” is either the number of holders or the number of shares remaining after the Transaction is completed.

(3)	The total amount paid at $0.74 per share of Common Stock to repurchase the Common Stock.

Immediately following the Special Meeting, the Board intends to decide to either abandon the Transaction or to effect the Transaction. If the Company does not abandon the Transaction, we expect that management, at the discretion of the Board, will effect the Transaction on the date of the Special Meeting or soon as reasonably practicable thereafter by filing amendments to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, as described elsewhere in this Proxy Statement.
Fairness of the Transaction
The Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including stockholders who will receive cash in lieu of fractional shares and the stockholders who will remain stockholders of the Company following the Transaction. After studying the Transaction and its anticipated effects on our stockholders, the Board and Mr. Worsley, each unanimously approved the Transaction and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated stockholders and to the Company.
Fairness of the Substance of the Transaction:
In determining the fairness of the Transaction, the Board, including Mr. Worsley acting as a director and on his own behalf, considered the factors discussed below, in addition to the strategic alternatives discussed above in the section “Special Factors — Strategic Alternatives Considered by the Board” beginning on page 23. The Board and Mr. Worsley believe that the Transaction is substantively fair to the Company’s unaffiliated stockholders, including stockholders who are cashed out and stockholders who will continue to hold shares following the Transaction, in light of these factors. The Board and Mr. Worsley did not assign specific weight to the factors set forth below in a formulaic fashion. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, the Board and Mr. Worsley did place special emphasis on the significant cost and time savings we expect the Company to realize from deregistration of our shares and the necessity of reducing costs of operations, as described below under the section entitled “-Financial Condition” and the section entitled “Special Factors — Reasons for Transaction and Timing of the Transaction” beginning on page 18. Mr. Worsley, in determining on his own behalf that the Transaction is fair to the Company’s unaffiliated stockholders, relied upon and adopted the position of the Board with respect to the reasons for, advantages of and purpose of the Transaction, and adopted the factors considered by the Board in making his fairness determination.
Significant Cost and Time Savings. By deregistering the Common Stock and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $1.0 million and non-recurring savings of approximately $250,000 in consulting fees that we would otherwise expect to incur due to compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. In addition, the Board has determined that the Public Company Costs (as described above), currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholder, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public company. Please see the section entitled “Special Factors — Purpose of the Transaction” beginning on page 12 and “Special Factors — Reasons for the Transaction and Timing of the Transaction” beginning on page 18.
Financial Condition. During 2008 and, to date, in 2009, despite efforts to reduce our expenses, we have experienced losses from operations and negative cash flows. The Board recognized that additional financing or cost-reduction measures are still required. Please see the sections entitled “Special Factors — Purpose of the Transaction” beginning on page 12 and “Special Factors - Reasons for Transaction and Timing of the Transaction” on page 18 for more information.
Opportunity to Remain a Holder of or to Liquidate Common Stock. Another factor considered by the Board in determining the fairness of the Transaction to holders of Common Stock is the opportunity the Company’s stockholders have to remain stockholders or to liquidate their Company holdings. Current holders of fewer than 2,000 shares can either remain Company stockholders by acquiring additional shares so that they own at least 2,000 shares of Common Stock immediately before the Effective Date or sell their shares to the Company. If a stockholder purchases additional shares, the stockholder may incur brokerage fees or commissions. Holders of fewer than 2,000 shares of Common Stock at the time of the Transaction are able to sell their shares to the Company at a premium price without paying any brokerage fees or commissions. The Board did not quantify the consideration of brokerage fees and commissions paid for a share purchase or saved by selling the shares to the Company in the Transaction since such fees, if any, vary significantly depending upon the method used to acquire or dispose of shares. Conversely, stockholders who own 2,000 shares or more and who desire to liquidate their shares in connection with the Transaction at the premium price offered can reduce their holdings to less than 2,000 shares by selling or gifting shares prior to the Effective Date. The Board did not place undue emphasis on this factor due to the limited trading market for the Common Stock. Please see the section entitled “Special Factors - Reasons for the Transaction — Liquidity for Small Stockholders” beginning on page 20 for more information.
Current and Historical Market Prices. The Board considered recent and historical trades of the Company’s Common Stock. The Common Stock has traded since October 1, 2007 on the Nasdaq Capital Market. That market has represented the principal outlet for a stockholders who wished to dispose of shares of Common Stock. The Board viewed that market as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a common stock purchase or sale decision. Accordingly, the Board determined that a Cash-Out Price based on the historical market prices of the Company’s Common Stock would be the most accurate method of determining the fair value of shares of Common Stock being cashed out in the Transaction. In determining the Cash-Out Price based on historical trades in the Common Stock, and in light of the inconsistent and limited trading market of the Common Stock, as described in the section entitled “Special Factors — Reasons for the Transaction and Timing of the Transaction — Liquidity for Small Stockholders,” the Board determined that an average trading price of the Common Stock over a period of time, rather than the closing price as of a specified date, would most accurately represent the current value of the Common Stock. In addition, due to the current financial condition of the Company and the current market conditions, as described below under “- Financial Condition,” the Board determined that, in calculating an average historical price for the Common Stock, an average of trading prices during a recent period of time would most accurately reflect the current fair value of the Common Stock. The Board accordingly determined to calculate the Cash-Out Price as a price equal to the average closing price of the Common Stock during the 90 calendar day period ending as of date immediately preceding the Record Date and as of the date of the Board’s determination of the Cash-Out Price, plus a premium of 50% over such average closing price. In determining the premium, the Board considered the recent increase in trading price following the announcement of the Transaction, and also considered the limited trading volume for the Common Stock. The Board determined that a 50% premium over the average trading price of $0.49, which provided for a $0.74 Cash-Out Price, was a fair price for the Common Stock being cashed out in the Transaction in light of the factors considered by the Board as described above.
Liquidity of Common Stock. The Board discussed the lack of an active trading market for the Common Stock, the lack of substantial analyst coverage of us and our inability to access the public capital markets as some of the indications that our stockholders are not receiving the typical benefits of public company stock ownership. Since we and our stockholders were not receiving these typical benefits, the Board considered that the lack of liquidity of our Common Stock was an additional indication of fairness to the holders of Common Stock to be cashed out. Please see the section entitled “Special Factors — Reasons for Transaction and Timing of the Transaction” beginning on page 18 for more information.
Equal Treatment of Affiliated and Unaffiliated Holders of the Company Shares. The Transaction will not affect holders of Common Stock differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be cashed out or will continue as a holder of Common Stock as a result of the Transaction is the number of shares of Common Stock held by the stockholder immediately prior to the Transaction.
Minimum Effect on Voting Power. The Transaction will have a minimum effect on the voting power of the Company’s stockholders. The shares of Common Stock are the only voting shares of the Company and will continue to be the only voting shares after the Transaction. The voting and other rights of the Common Stock will not be affected by the Transaction. The only effect of the Transaction on the Company’s voting power will be a slight change in the overall ownership percentage of the continuing holders following the Transaction.
No Material Change in Ownership Percentage of Executive Officers and Directors. Since only an estimated 355,334 out of 6,491,312 outstanding shares of Common Stock will be eliminated as a result of the Transaction, the percentage ownership of the continuing holders following the Transaction will be approximately the same as it was prior to the Transaction. For example, the executive officers and directors of the Company currently beneficially own approximately 66.06% of the outstanding shares of Common Stock, and will beneficially own approximately 69.30% of the outstanding shares of Common Stock following the Transaction. Please see the section entitled “Special Factors — Effects of the Transaction — Effect on Affiliated Stockholders.”
The Board also considered the following possible disadvantages of effecting the Transaction:
Reduction of Market for Common Stock. After the completion of the Transaction and the deregistration of our shares of Common Stock, we will no longer be listed on Nasdaq. As a result, we anticipate that the public market for our Common Stock may be reduced. The Board, however, considered that potential trades in the Common Stock could be facilitated by a market maker in the Pink Sheets following deregistration. Please see the section entitled “Special Factors — Effects of the Transaction — Delisting from Nasdaq and Effect on Market for Shares” beginning on page 21 for more information.
Possible Decline in Price of the Company Shares. After the completion of the Transaction, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about the Company and the diminished opportunity for the Company’s stockholders to monitor the Company’s management due to the reduced availability of public information may cause the continuing holders of Common Stock following the Transaction to experience a decrease in the price at which they may sell their shares. Please see the section entitled “Special Factors - Effects of the Transaction — Effect on Unaffiliated Stockholders Who Own 2,000 or More Shares” beginning on page 24 and “Termination of Publicly Available Information about the Company” immediately below.
Termination of Publicly Available Information About the Company. After deregistration of the Company shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Board believes that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Company. Please see the section entitled “Special Factors — Effects of the Transaction — Effect on Unaffiliated Stockholders Who Own 2,000 or More Shares” beginning on page 24 for more information.
Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to the Company. After the completion of the Transaction and the deregistration of our shares of Common Stock, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings. Please see the section entitled “Special Factors - Effects of the Transaction — Effect on Unaffiliated Stockholders Who Own 2,000 or More Shares” beginning on page 24 for more information.
The Company Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Transaction is that we will no longer have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct an offering of the Company shares or other securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets. We have not issued Common Stock or any other securities in a public offering since we listed on Nasdaq on October 1, 2007, and we do not presently foresee any need to do so.
Cashed Out Holders of Common Stock will not Participate in Future Increases in the Value of the Company Stock or Payments of Dividends. Following the Transaction, cashed out holders of Common Stock will have no further financial interest in the Company and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, the Common Stock. Please see the section entitled “Special Factors -

Effects of the Transaction — Effect on Holders of Fewer than 2,000 Shares of Common Stock” beginning on page 22 for more information.
Although potentially relevant to a determination of fairness of the Transaction, the factors listed below, for the reasons given, were determined by the Board to not be applicable to the Company and were not considered or were not given any weight by the Board.
Net Book Value. The Board did not view net book value to be a reliable measure of fair value. Net book value is based on the historical cost of a company’s assets and does not take into account the value of a company if the company does not have the necessary access to capital and/or liquidity to continue to operate. In addition, the Board determined that net book value does not take into account the other considerations that might be part of the “willing buyer/willing seller” evaluation discussed above under the subsection “- Current and Historical Market Prices.”
Going Concern Valuation. An indicator of going concern value is the discounted future cash receipts approach. Given the other considerations discussed herein, the Board did not pursue this approach due to the volatility in the Company’s recent history, which makes setting assumptions regarding future performance less reliable, and due to the significance of the subjective assumptions that would be involved in such an approach, as well as the expense associated with the approach.
Liquidation Value. The Board viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the cash price to be paid for fractional shares. There is no present intention of liquidating the Company or selling a substantial portion of its assets in the near term. Further, the Transaction will only result in the termination of an equity interest by the stockholders reduced to fractional shares as a result of the Transaction. The total of all such shares represent less than 6% of the total outstanding shares of Common Stock prior to the Reverse Stock Split. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon a liquidation. Given the other factors considered by the Board as described in this Proxy Statement, the Board did not pursue a liquidation value approach. In any event, given the current state of the capital markets, the Company did not locate a potential acquirer that was willing to pay in excess of net book value for the power plant located in Snowflake, Arizona.
No firm, unconditional offers to acquire control of the Company on terms satisfactory to the Company. While our Board and management have been involved in discussions with third parties from time to time, as discussed under the section entitled “Special Factors — Background / Alternatives to the Transaction” beginning on page 18, we have not received, since October 1, 2007, any firm, unconditional offers for a merger or consolidation with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in our control on terms satisfactory to the Company. With respect to certain of the non-binding letters or intent or other proposals made by third parties regarding a possible strategic transaction, as discussed in the section entitled “Background / Alternatives to the Transaction,” such offers were either for stock consideration, involved financially unstable third parties, or included terms otherwise unsatisfactory to the Company.
Purchase Price Paid for Repurchases of Common Stock. We have not previously repurchased shares of our Common Stock, and therefore the Board could not consider any such repurchases as the basis for fairness.
Conclusion. The Board believes that all of the factors mentioned above, in addition to both favorable and unfavorable, when viewed together support a conclusion that the Transaction is substantively fair to all the Company stockholders, including the unaffiliated cashed out holders of Common Stock and continuing holders of Common Stock following the Transaction. The Board set the Cash-Out Price at $0.74 based on the factors described above, and in particular, the premium that the Cash-Out Price represents over the average closing price of the Company’s Common Stock during the 90 calendar day period immediately preceding the Record Date.

Procedural Fairness:
In addition to the fairness of the substance of the transaction, the Board believes that the process by which decisions were made regarding the Transaction is fair to the Company’s unaffiliated stockholders who will be cashed out and to those who will retain an equity interest in the Company as a result of the Transaction.
The Board noted that stockholders can purchase, subject to availability, prior to the Effective Date, such additional shares of Common Stock through the market in order to make their holdings of Common Stock evenly divisible by 2,000, thereby avoiding the result of fractional shares from the Reverse Stock Split.
No special committee composed of the independent members of the Board was formed to appraise or negotiate the proposed transaction. The independent members considered whether to form such a committee and concluded that there were already sufficient procedural safeguards so as to make such a committee unnecessary. The independent members of the Board noted in this regard that they already comprised a majority of the entire Board (constituting four of the five directors). The independent directors who were involved in the deliberations and decisions regarding the Transaction include Messrs. Levy, Abdoo and Ellis and Ms. Tierney. None of the independent directors are employees of the Company nor are they otherwise controlled by, or under common control with, the Company. Each is an experienced and knowledgeable business person and is deemed to be independent under Nasdaq Marketplace Rules. With regard to shares of Common Stock beneficially owned by the directors, none of such directors have any agreement with the Company or Mr. Worsley, as controlling stockholder, regarding such shares. In addition, each of the directors will be treated identically with the unaffiliated stockholders of the Company. The independent directors also did not meet in executive session to discuss the Transaction because they comprised a majority of the Board, viewed Mr. Worsley’s participation in, and contributions to, Board meetings to be valuable to their decision-making process and did not consider their collective or individual independence to be jeopardized in any respect. Based on the factors described above, the independent members of the Board concluded that they had the independence and experience to fairly represent the interests of the unaffiliated stockholders and had a sufficient opportunity to discuss and form their own conclusions as to the fairness of the Transaction without the necessity of forming a special committee or meeting in executive session. All of the independent members of the Board voted in favor of the Transaction on the terms and conditions described in this Proxy Statement.
The Company did not receive a report, opinion, or appraisal from an outside party as to the value of our Common Stock, or the fairness of the Transaction to stockholders who will receive cash in the Transaction, stockholders who will remain stockholders following the Transaction, the affiliated stockholders or the Company.
The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction and any of such stockholders could change his or her stock holdings prior to the Effective Date, as described above, in order to either get cashed out in the Transaction or continue as a stockholder of the Company following the Transaction. In addition, given the distressed financial condition of the Company and the current state of the capital markets, as described above, the Board emphasized the importance of preserving the Company’s cash position and completing the Transaction as expeditiously as practicable.
No representative or advisor was retained by the independent members of the Board on behalf of the unaffiliated stockholders to prepare a fairness evaluation or otherwise appraise or negotiate the proposed Transaction. The independent members of the Board concluded that there were already sufficient procedural safeguards without the expense of retaining an external representative or advisor to negotiate the proposed Transaction, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction and any of such stockholders could change his or her stock holdings prior to the Effective Date, as described above, in order to either get cashed out in the Transaction or continue as a stockholder of the Company following the Transaction.
The Board determined not to condition the approval of the Transaction on approval by a majority of our unaffiliated stockholders because the Board believed that any such vote would not provide meaningful additional protection to those unaffiliated stockholders. The Board considered that the Transaction will apply equally to all stockholders. In addition, based on information available to us, approximately 33.94% of our outstanding Common Stock is held by non-affiliates. The Board did not believe it was in our best interest and the best interest of our stockholders to incur the increased costs associated with allowing a minority of investors to make a determination with respect to the

Transaction alone, and the Board was also concerned that if the Transaction were structured to require the approval of a majority of the unaffiliated stockholders, that stockholders representing disproportionately few shares could unduly influence the vote, especially if minority stockholder participation in the voting were limited. Finally, the Board noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.
The Board has not granted unaffiliated stockholders access to our corporate files, except as required by Delaware law, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board believes that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under Delaware law, and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.
ADDITIONAL INFORMATION REGARDING THE TRANSACTION
Material Federal Income Tax Consequences
The discussion of the United States federal income tax consequences set forth below is based on the law as currently in effect and as currently interpreted. The tax consequences to each stockholder will depend in part upon such stockholder’s particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, brokers, dealers, persons who are not citizens or residents of the United States, foreign corporations, tax exempt organizations, persons that acquired Common Stock as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.
Consequences of the Proposed Transaction. The Transaction will not have material United States federal income tax consequences to the Company, Mr. Worsley, an affiliate of the Company, or to stockholders who do not receive cash in lieu of fractional shares. The receipt of cash in lieu of fractional shares pursuant to the Reverse Stock Split will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local or foreign tax laws for stockholders receiving cash. Generally, a stockholder that receives cash in lieu of fractional shares pursuant to the Transaction will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the fractional shares and such stockholder’s adjusted tax basis in the Common Stock. Provided that the Common Stock constitutes a capital asset in the hands of the stockholder, such gain or loss will be a capital gain or loss, and will be long-term gain or loss if the stockholder has held the Common Stock for more than one year at the time of sale. Under current law, the maximum United States federal income tax rate applicable to non-corporate taxpayers on net long-term capital gains is fifteen percent (15%) and the maximum regular United States federal income tax rate on ordinary income is thirty-five percent (35%). The deductibility of capital losses is subject to limitations.
Backup Withholding. A stockholder (other than exempt stockholders, including, among others, all corporations) that receives cash in lieu of a fractional share may be subject to twenty-eight percent (28%) backup withholding unless the stockholder provides its taxpayer identification number (“TIN”) and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”). If backup withholding applies to a stockholder, the corporation is required to withhold twenty-eight percent (28%) from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.
ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

Special Interests of the Affiliated Persons
In considering the recommendation of the Board with respect to the proposed Transaction, stockholders should be aware that the Company’s executive officers and directors, including its Chief Executive Officer, who is a controlling stockholder (the “Affiliated Persons”), have interests in the Transaction that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:
•	Each executive officer and each member of the Board holds shares or vested options or warrants in excess of 2,000 shares and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction.

•	As a result of the Transaction, the stockholders who own more than 2,000 shares of Common Stock on the Effective Date of the Transaction, including the Company’s executive officers and directors, will slightly increase their percentage ownership interest in the Company because only an estimated 374,565 shares of Common Stock will be eliminated as a result of the Transaction. For example, assuming the Transaction is implemented and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of the Record Date, the beneficial ownership percentage of the Company’s executive officers and directors will increase from 66.06% to approximately 69.48% (including exercisable options and warrants and shares held by such officers and directors) and the beneficial ownership percentage of the Chief Executive Officer, Robert M. Worsley (“Mr. Worsley”), will increase from approximately 61.65% to approximately 64.96% (including exercisable options and warrants and shares held by Mr. Worsley).

•	The legal exposure for board members of public companies has increased significantly, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for the Company’s directors and executive officers will be reduced after the Transaction.

•	Robert M. Worsley, who is the Chairman of the Board, the Chief Executive Officer owns a majority of the Company’s outstanding shares of Common Stock and is the controlling stockholder of the Company. In addition, Mr. Worsley has previously provided a $1.0 million loan to the Company that expires on the earlier of December 31, 2009 or the closing of at least $5.0 million in equity financing, and which may be prepaid at any time by the Company without penalty. See “Transactions with Related Persons” beginning on page 49. In addition, the Company may borrow additional funds from Mr. Worsley to fund the Transaction or continuing operations of the Company. For the foregoing reasons, Mr. Worsley may have a conflict of interest with respect to the Transaction, and he has had a role in electing to pursue it and structuring its terms.
Each of the Affiliated Persons has indicated to the Company that he will vote his Common Stock in favor of the Transaction.
Stockholder Approval
The Transaction, of which the Stock Splits are a part, requires the affirmative vote of the majority of outstanding shares of the Common Stock under Delaware law. An affiliate of Mr. Worsley, the Worsley Trust, owns a majority of the Common Stock and intends to vote in favor of the Transaction, essentially assuring approval of the Transaction. Submitting the Stock Splits to a vote of holders of the Common Stock could benefit the Company in that if a majority of the unaffiliated stockholders of the Company were to approve the Transaction, the Company could, in the event the Transaction is judicially challenged, rely on that vote as proof of fairness of the Transaction to unaffiliated stockholders.
In the event that the Transaction is not approved by the affirmative vote of a majority of the outstanding shares of Common Stock, or the Transaction fails to reduce the number of record holders of our Common Stock to below 300 to allow us to terminate the registration of our Common Stock under the Exchange Act, we will continue to evaluate and explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders; however, we will continue to incur the costs associated with of being a public company. Although our Board has not yet made any determination, such alternatives may include, alternative methods of effecting a going private transaction in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend, a sale of the Company, or other transactions, to maximize stockholder value and manage our outstanding liabilities.
Effective Date
The Transaction will become effective as of the date that the Delaware Secretary of State accepts for filing Certificates of Amendment to our Certificate of Incorporation (one amendment effecting the Reverse Stock Split, the other effecting the Forward Stock Split). We intend to effect the Transaction through the filing of such Certificates of Amendment on the day the Transaction is approved by our stockholders or as soon as practicable thereafter. The shares of Common Stock acquired by the Company in connection with the Transaction will be restored to the status of authorized but unissued shares.
The suspension of the Company’s obligation to file periodic reports and other documents under the Exchange Act will become effective upon the filing with the SEC of a certification and notice of termination of registration on Form 15, and the termination of the registration of the Common Stock will become effective ninety days thereafter.
In addition, the Company will file a Form 25 with Nasdaq prior to or immediately following the Transaction to delist our Common Stock. Our Common Stock will be delisted from Nasdaq 10 days after we file the Form 25 with Nasdaq.
Exchange of Certificates and Payment for Fractional Shares
The Company’s transfer agent, BNY Mellon Shareowner Services (the “Transfer Agent”), will act as the Company’s agent for purposes of exchanging certificates and paying for fractional shares in connection with the Transaction.
Stockholders owning less than 2,000 shares at the Effective Date will receive $0.74 for each pre-split share of Common Stock. Stockholders who own 2,000 or more shares at the Effective Date of the Transaction will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert their whole shares and fractional share interests back into the same number of shares of Common Stock they held immediately before the Effective Date. As a result, the total number of shares of Common Stock held by such a stockholder will not change after completion of the Transaction. Such stockholder will not receive new certificates for his or her shares of Common Stock.
As soon as practicable after the Effective Date, the Company will send to each holder of record of Common Stock and to each beneficial owner of Common Stock held in “street name” on behalf of such owner, instructions for surrendering any certificates held thereby representing shares of Common Stock which will be converted to a right to receive cash as a result of the Transaction. Only holders of 2,000 or fewer shares of Common Stock immediately prior to the Reverse Stock Split should surrender their shares. Holders of 2,000 or more shares immediately prior to the Reverse Split should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates.
As soon as practicable after the Transfer Agent receives any surrendered certificate from holders of 2,000 or fewer shares of Common Stock immediately prior to the Effective Date, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as the Company may require, the Transfer Agent will deliver to the person cash in an amount equal to $0.74 per pre-split share of Common Stock that is represented by such fractional share.
There will be no differences between the respective rights, preferences or limitations of the Common Stock prior to the Transaction and the Common Stock after the Transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Stock. There are no accrued or unpaid dividends on the Common Stock.
For purposes of determining ownership of shares of Common Stock on the Effective Date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such broker, bank, or other third party on the Effective Date, regardless of the beneficial ownership of those shares. Upon effecting the Transaction, the Company intends to treat stockholders holding Common Stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the Effective Date, the Company will conduct an inquiry of all the brokers, banks and other third parties (“Participants”) that hold shares of Common Stock in “street name.” These Participants will be instructed to effect the Transaction for their beneficial holders holding Common Stock in “street name.” These Participants will provide the Company with information on how many fractional shares will be cashed out.
However, such Participants may have different procedures than registered stockholders for processing the Transaction. Investors that hold an aggregate of at least 2,000 shares in multiple accounts with one or more brokers may want to consider combining their holdings into one account if they wish to retain their holdings and ensure that they are not inadvertently cashed out. If you hold your shares in “street name” with a bank, broker or other third party and you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of Common Stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate that is surrendered for exchange is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable; and (ii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.
If any certificate evidencing Common Stock has been lost or destroyed, the Company may, in its sole discretion, accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to the Company. The holder of any shares of Common Stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the letter of transmittal sent by the Company, the above-referenced affidavit and indemnity agreement, and any other document required by the Company, a bond or other security satisfactory to the Company indemnifying the Company and all other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of Common Stock or paying cash in lieu of issuing fractional shares of Common Stock in exchange for the existing shares of Common Stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that the Company will send to stockholders after the Effective Date.
DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED THE ABOVE-REFERENCED LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.
Unavailability of Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available under Delaware law or under Renegy’s Certificate of Incorporation or Bylaws to holders of Common Shares who vote against the Stock Splits. Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.
Escheat Laws
The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us or who do not return their stock certificates and request payment for their cashed-out shares generally will have a period of years from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in Delaware, as shown by our records, the period is five years. Following the expiration of that five-year period, Delaware escheat laws would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Delaware, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.
Source of Funds and Expenses
Based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of the Record Date, and assuming that 374,565 shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $474,678, of which approximately $197,500 will be used to pay the costs of the Transaction and approximately $277,178 will be used to pay consideration to stockholders entitled to receive cash for their shares:

Cash Consideration to Stockholders	$277,178
Legal fees	$150,000
Printing, solicitation, mailing, transfer agent, exchange agent and related costs	$40,000
NASDAQ fee	$7,500
Total Estimated Expenses	$474,678
The Company and Mr. Worsley anticipate that the costs of the Transaction will be funded through borrowings from Comerica, its existing lender (or through the release of a portion of the Company’s security deposit with such lender under its existing loan agreement), or through borrowings from Mr. Worsley. However, the Company does not currently have any agreement or arrangement with Comerica to loan funds to the Company or release any portion of the Company’s security deposit to fund the Transaction costs, and the Company does not currently have any funds available under its existing revolving credit facility with Comerica. The Company also does not currently have any agreement or arrangement with Mr. Worsley with respect to making any loans to the Company to fund the Transaction costs. Accordingly, any loans by Comerica or Mr. Worsley, or the release of any portion of the Company’s security deposit with Comerica as described above, to fund the Transaction costs will be subject to the execution by the applicable parties of appropriate loan agreements (or amendments to existing loan agreements). The Company does not currently have any alternative financing arrangement or alternative financing plans in the event borrowings from Comerica (or the release of a portion of the security deposit) or Mr. Worsley are not available. The Company also does not currently have any plans or arrangements to finance or repay any such borrowings. Please see the section entitled “Special Factors — Strategic Alternatives Considered by the Board - Comerica Debt” on page 24 for a more detailed description of the Company’s current financing arrangements with Comerica.
Regulatory Approvals
The Company is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the applicable federal and state securities laws, Nasdaq rules and Delaware corporate laws.

MEETING AND VOTING INFORMATION
Time and Place
The Special Meeting will be held on Friday, March 27, 2009, at 10:00 a.m., local time, at the Company’s principal executive offices located at 3418 N. Val Vista Drive, Mesa, Arizona 85213.
Who May Vote
Only stockholders of record at the close of business on February 24, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Special Meeting. The outstanding voting securities of the Company as of the Record Date, consisted of 6,491,312 shares of Common Stock. Every stockholder of record on the Record Date is entitled, for each share held, to one vote on the proposals.
Voting Your Proxy
If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.
If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by following the voting instructions included in the enclosed proxy card. You can appoint a proxy to vote your shares (i) by using the Internet (http://www.proxyvote.com), (ii) by calling the toll-free telephone number (1-800-690-6903), or (iii) by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card to us by 10:00 a.m. Arizona time on March 27, 2009. The Proxy Statement, including the annexes thereto, the proxy card and any other proxy solicitations materials will be available on the Internet at www.proxyvote.com. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on March 26, 2009. If you vote using the Internet or by calling the toll-free telephone number, please have this card in hand when you call and then follow the instructions. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
Revoking Your Voting Instructions to Your Proxy Holders
If you are a holder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to Renegy Holdings, Inc., Attn: Corporate Secretary, 3418 N. Val Vista Drive, Mesa, Arizona 85213;

•	submitting a proxy card with a later date and signed as your name appears on the stock account;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Special Meeting.
If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.
Cost of This Proxy Solicitation
The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, letter, electronic mail or facsimile.

Required Vote; Quorum; Abstentions; Broker Non-Votes
The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date, which number is 3,146,657 shares of Common Stock, present or represented by proxy at the Special Meeting. Shares of Common Stock present at the Special Meeting or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Special Meeting.
The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for approval of the Transaction.
Shares which abstain from voting on the proposals at the Special Meeting and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on the proposals will not be voted in favor of the proposals. Accordingly, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposals.
Delivery of Documents to Stockholders Sharing an Address
Certain stockholders who share an address are being delivered only one copy of this Proxy Statement unless the Company or one of its mailing agents has received contrary instructions.
Upon the written or oral request of a stockholder at a shared address to which a single copy of the Company’s Proxy Statement was delivered, the Company will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Renegy Holdings, Inc., Attention: Investor Relations, 3418 N. Val Vista Drive, Mesa, Arizona 85213. Oral requests may be made by calling the Company at (480) 556-5555.
Stockholders sharing an address who are receiving multiple copies of the Company’s Proxy Statement may request delivery of a single copy by writing to the address above or calling the telephone number above.
INFORMATION ABOUT THE COMPANY
Renegy is a Delaware corporation. Renegy was formed through a merger transaction completed on October 1, 2007, which combined Catalytica Energy Systems, Inc. (“Catalytica”) with the renewable energy divisions of NZ Legacy LLC (the “Merger Transaction”). The Company’s Common Stock is currently trading on the Nasdaq Capital Market under the trading symbol “RNGY.”
Renegy is a renewable energy company engaged in biomass power generation utilizing wood waste as a primary fuel source to address an increasing demand for economical power relying on alternative energy sources. The Company historically had been seeking to grow its portfolio of renewable energy assets through the acquisition of existing biomass facilities (both operating and idle), in addition to the development, construction and operation of new facilities. Other business activities include an established fuel aggregation business, which collects and transports forest thinning and woody waste biomass fuel to the Company’s power plants, and which sells logs, shaved wood products and other high value wood by-products (“Wood Product Operations”) to provide additional value to the Company’s primary business operations.
The Company’s revenues are primarily derived through the sale of electricity produced by its 24 megawatt (“MW”) biomass power generating facility near Snowflake, Arizona (the “Snowflake Plant”), which began generating and selling commercial power during the second quarter of 2008 to Arizona Public Service (“APS”) and Salt River Project (“SRP”) under power purchase agreements in place with these utility companies. Renegy also generates revenue from its Wood Product Operations, which support the fuel requirements of its Snowflake Plant.
Renegy’s other biomass assets include an idle 13 MW biomass plant in Susanville, California (the “Susanville Plant”), which the Company may refurbish and restart by early 2010.

The Company is the person filing this proxy statement with the SEC and furnishing it to the stockholders of the Company.
Since its inception, the Company has not made an underwritten public offering of its Common Stock for cash that was registered under the Securities Act or exempt from registration under Regulation A, nor has the Company repurchased any shares of its Common Stock.
PLANS OR PROPOSALS
As described above under the section entitled “Special Factors — Background / Alternatives to the Transaction” beginning on page 13, the Company during the last 12 months considered possible strategic transactions with other entities and investors, although it never executed definitive agreements with such parties and has not received any proposals or offers with terms satisfactory to the Company. Other than as described in this Proxy Statement, the Company has no current plans or proposals to effect in the near term any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of its assets, to change either the Board or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. Although the Company does not presently have any specific intent to enter into any transaction described above in the near term, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate, including a transaction with any of the parties discussed in the section “Special Factors — Background / Alternatives to the Transaction.” In such event, our continuing stockholders may receive payment for their shares in any such transaction which may be lower than, equal to or in excess of the amount paid to the non-continuing stockholders in the Transaction. Any acquisition strategy is dependent upon the opportunities that might arise, and there can be no certainty that any such transactions will occur.
MARKET PRICE OF COMMON STOCK AND RELATED INFORMATION
Market Information
Since October 1, 2007, our Common Stock has traded on the Nasdaq Capital Market under the symbol “RNGY.” The quarter-end high and low closing sales prices of our Common Stock were as reported by the Nasdaq Stock Market appear below. The closing price of our Common Stock as January 20, 2009 (the day prior to the announcement of the Transaction) was $0.39 and the closing price as of the Record Date was $0.95.

Quarter Ended	High	Low
December 31, 2007	$8.40	$6.14
March 31, 2008	6.98	4.02
June 30, 2008	4.73	3.50
September 30, 2008	3.48	2.00
December 31, 2008	2.30	0.24
Stockholders
As of the Record Date, there were approximately 747 holders of record of our Common Stock, as defined by Exchange Act rules.
Dividends
We have never declared cash dividends on any class of our securities and have no present intention to declare any dividends on any class of our securities in the future.

Common Stock Repurchase Information
The Company has not repurchased any shares of Common Stock since listing its Common Stock on Nasdaq on October 1, 2007.
Purchases by Directors and Executive Officers
The table below sets forth information by fiscal quarters regarding purchases by directors and officers of the Common Stock on Nasdaq since the Company listed its Common Stock on October 1, 2007, including the number of shares purchased, the range of prices paid and the average purchase price.

			Average
	Shares		Purchase
Quarter Ended/Beneficial Owner	Purchased	Price Range	Price
December 31, 2007
Levy Family Trust (Ricardo B. Levy)	7,000	$6.99-$7.35	$7.15
In addition, restricted stock and stock options have been granted by the Company to certain officers and directors, as described in the section entitled “Principal Stockholders” beginning on page 47.

FINANCIAL INFORMATION
Summary Historical Consolidated Financial Information
The following summary consolidated financial information was derived from and should be read in conjunction with the Company’s audited consolidated financial statements presented in the Company’s Annual Report on Form 10-KSB as of December 31, 2007 and from the Company’s unaudited consolidated financial statements presented in the Company’s Quarterly Report on Form 10-Q as of September 30, 2008, all of which are incorporated herein by reference.

	As of	As of
	September 30,	December 31,
	2008	2007
	(in thousands, except per share amounts)
Balance Sheet Data:
Current assets	$12,171	$24,525
Noncurrent assets	$75,866	$63,642
Current liabilities	$14,109	$7,024
Noncurrent liabilities	$54,727	$55,155
Book value per share	$3.09

			For the	For the
			Three Months	Nine Months	For the
	For the Nine Months Ended		Ended	Ended	Year Ended
	September 30,		December 31,	September 30,	December 31,
	2008	2007	2007	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$4,776	$997	$91	$997	$1,895
Costs and expenses	$16,321	$4,212	$4,815	$4,212	$4,918
Loss from continuing operations	$(12,242)	$(3,619)	$(6,662)	$(3,619)	$(6,800)
Net loss	$(12,242)	$(3,619)	$(11,561)	$(3,619)	$(6,800)

Loss per common share from continuing operations, basic and diluted	$(1.97)	$(0.96)	$(1.06)	$(0.96)	$(1.80)
Loss per common share, basic and diluted	$(1.97)	$(0.96)	$(1.84)	$(0.96)	$(1.80)
Ratio of earnings to fixed charges	(3.66)	(0.83)	(6.15)	(0.83)	(5.50)
Deficiency necessary to attain one-to-one coverage	$13,374	$4,546	$7,263	$4,546	$7,204
Information about the calculation of the deficiencies necessary to attain one-to-one coverage for the earnings to fixed charges ratio ratios shown in the above table is provided in Annex D attached hereto.
Pro Forma Financial Information
The following pro forma financial information has been prepared based upon the assumption that the Transaction was completed effective the first day of the period presented for the income statement and as of the date of the balance sheet. This pro forma consolidated financial information is not necessarily indicative of the results that would have occurred had the Transaction actually taken place at the respective periods specified nor do they purport to project the results of operations for any future date or period. The related footnotes to each of the following tables appears after the last table under the caption “Footnotes to Pro Forma Financial Information.”

Pro Forma Condensed Balance Sheet
September 30, 2008

	As of September	Pro Forma
(in thousands, except per share amounts)	30, 2008	Adjustments		Pro Forma
Condensed Balance Sheet
Current assets:
Cash and cash equivalents	$1,897	$1,060	7	$2,957
Restricted cash	1,760	—		1,760
Biomass fuel and inventories	6,377	—		6,377
Other current assets	2,137	—		2,137

Total current assets	12,171	1,060		13,231
Property and equipment, net	71,711	—		71,711
Deferred financing costs, net	2,468	—		2,468
Other assets	1,687	—		1,687

Total assets	$88,037	$1,060		$89,097

Current liabilities:
Accounts payable and accrued liabilities	$5,435	$—		$5,435
Non-revolving line of credit	6,200	—		6,200
Short-term notes payable	—	461	6	461
Current portion of long-term debt	2,105	—		2,105
Current portion of fair value of derivative instruments	369	—		369

Total current liabilities	14,109	461		14,570
Fair value of derivative instruments, net	3,108	—		3,108
Convertible note	1,000	—		1,000
Long-term debt and other liabilities	50,619	—		50,619

Total liabilities	68,836	461		69,297
Stockholders’ equity:
Common stock	6	—		6
Additional paid-in capital	55,064	(263)	4	54,801
Accumulated deficit	(35,869)	862	3	(35,007)

Total stockholders’ equity	19,201	599		19,800

Total liabilities and stockholders’ equity	$88,037	$1,060		$89,097

Book value per share	$3.09	$0.29		$3.38	5

Pro Forma Condensed Statement of Operations
Nine Months Ended September 30, 2008
(Successor)

	For the Nine
	Months Ended
	September 30,	Pro Forma
(in thousands, except per share and ratio amounts)	2008 (Successor)	Adjustments		Pro Forma
Condensed Statement of Operations
Revenues	$4,776	$—		$4,776
Costs and expenses	16,321	(862)	3	15,459

Operating loss	(11,545)	862		(10,683)
Other income (expense)	(697)	—		(697)

Loss from continuing operations	(12,242)	862		(11,380)
Loss from discontinued operations	—	—		—

Net loss	$(12,242)	$862		$(11,380)

Loss per common share from continuing operations, basic and diluted	$(1.97)	$0.03		$(1.94)	5
Loss per common share, basic and diluted	$(1.97)	$0.03		$(1.94)	5

Ratio of earnings to fixed charges	(3.66)	0.30		(3.36)
Pro Forma Condensed Statement of Operations
Three Months Ended December 31, 2007
(Successor)

	For the Three
	Months Ended
	December 31, 2007	Pro Forma
(in thousands, except per share and ratio amounts)	(Successor)(A)	Adjustments		Pro Forma
Condensed Statement of Operations
Revenues
Costs and expenses	$91			$91
Operating loss	4,815	(1,024)	2	3,791

Other income (expense)	(4,724)	1,024		(3,700)
Loss from continuing operations	(1,938)	—		(1,938)

Loss from discontinued operations	(6,662)	1,024		(5,638)
Net loss	(4,899)	—		(4,899)

	$(11,561)	$1,024		$(10,537)

Loss per common share from continuing operations, basic and diluted	$(1.06)	$0.11		$(0.95)	5
Loss per common share, basic and diluted	$(1.84)	$0.06		$(1.78)	5

Ratio of earnings to fixed charges	(6.15)	1.01		(5.14)

Pro Forma Condensed Statement of Operations
Nine Months Ended September 30, 2007
(Predecessor)

	For the Nine
	Months Ended
	September 30, 2007	Pro Forma
(in thousands, except per share and ratio amounts)	(Predecessor)(A)	Adjustments		Pro Forma
Condensed Statement of Operations
Revenues
Costs and expenses	$997			$997
Operating loss	4,212	1	1	4,213

Other income (expense)	(3,215)	(1)		(3,216)
Loss from continuing operations	(404)	—		(404)

Loss from discontinued operations	(3,619)	(1)		(3,620)
Net loss	—	—		—

	$(3,619)	$(1)		$(3,620)

Loss per common share from continuing operations, basic and diluted Loss per common share, basic and diluted	$(0.96)	$(0.10)		$(1.06)	5
	$(0.96)	$(0.10)		$(1.06)	5

Ratio of earnings to fixed charges	(0.83)	(0.00)		(0.83)

Footnotes to Pro Forma Financial Information:

(A)	On October 1, 2007, the predecessor and successor companies completed a merger transaction which was accounted for as a reverse acquisition. As such, the historical results of the predecessor company became the basis of comparative historical information of the combined company. For purposes of pro forma presentation, pro forma results of operations for the successor and predecessor companies are considered on a stand-alone basis, therefore, pro forma adjustments are reflected for each entity’s results on that basis.

(1)	Reflects adjustments for the following:

$198	One-time expenses associated with the Reverse Stock Split.
17
Interest incurred on amounts borrowed to finance the Reverse Stock Split, based on an amount borrowed of
$461,000 and an interest rate of 5.0% (based on the Company’s rates incurred in connection with its line of credit facility).

(214)
Estimated cost savings (based on historical costs incurred for period reported). Although predecessor company was not publicly traded, savings reflect audit fees incurred related to periods reported on in registration statements in connection with the merger.

$1

(2)	Reflects adjustments for the following:

$198	One-time expenses associated with the Reverse Stock Split.
6
Interest incurred on amounts borrowed to finance the Reverse Stock Split, based on an amount borrowed of
$461,000 and an interest rate of 5.0% (based on the Company’s rates incurred in connection with its line of credit facility).

(1,228)	Estimated cost savings (based on historical costs incurred for period reported).

$(1,024)

(3)	Reflects adjustments for the following:

$198	One-time expenses associated with the Reverse Stock Split.
17
Interest incurred on amounts borrowed to finance the Reverse Stock Split, based on an amount borrowed of
$461,000 and an interest rate of 5.0% (based on the Company’s rates incurred in connection with its line of credit facility).

(1,077)	Estimated cost savings (based on historical costs incurred for period reported).

$(862)

(4)	Reflects the equity impact of the purchase of approximately 355,000 pre-split shares purchased as fractional shares at $0.74 per share.

(5)	Pro forma book value per share amount and pro forma loss per common share amounts are based on estimated shares outstanding following the Reverse Stock Split as per the following table (in thousands):

	As Of and For the	For the Three	For the Nine
	Nine Months Ended	Months Ended	Months Ended
	September 30, 2008	December 31, 2008	September 30, 2007
	(Successor)	(Successor)	(Predecessor)
Historical weighted-average shares	6,208	6,281	3,774
Purchase of fractional shares in Reverse	(355)	(355)	(355)
Stock Split

Pro forma weighted-average shares	5,853	5,926	3,419

(6) Reflects the estimated amount borrowed to finance the Reverse Stock Split and the purchase of fractional shares.

	$263	Purchase of fractional shares.
	198	One-time expenses associated with the Reverse Stock Split.

$461

(7) Reflects the estimated cost savings, offset by interest incurred on amounts borrowed to finance the Reverse Stock Split.

	$1,077	Estimated cost savings.
	(17)	Interest incurred on amounts borrowed to finance the Reverse Stock Split.

$1,060

EXECUTIVE OFFICERS AND DIRECTORS
The following table sets forth the ages as of January 21, 2009 and present positions for each of our executive officers and directors:

Name	Age	Position
Robert M. Worsley	52	Chairman, Chief Executive Officer and Director
Ricardo B. Levy (1)(2)(3)	64	Lead Independent Director
Richard A. Abdoo (4)	64	Director
William B. Ellis (1)(2)	68	Director
Susan F. Tierney (1)(2)(3)(4)	57	Director
Hugh W. Smith	50	President and Chief Operating Officer
Robert W. Zack	46	Executive Vice President and Chief Financial Officer
Scott K. Higginson	52	Senior Vice President

(1)	Member of the Special Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating / Governance Committee.

(4)	Member of the Compensation Committee.
The following is a brief description of the professional experience and background of our directors and executive officers:
Robert M. Worsley has served as our chairman and chief executive officer since October 2007, and served as our president from October 2007 through September 2008. Previously, Mr. Worsley founded and served as president of NZ Legacy, LLC (“NZ Legacy”), an Arizona land, mineral and energy development company whose renewable energy divisions merged into Renegy. Prior to founding NZ Legacy in March 2002, Mr. Worsley served as the chairman, chief executive officer and president of SkyMall, Inc. (“SkyMall”), which he founded in 1989, until his retirement in 2003. During his tenure at SkyMall, Mr. Worsley was successful in leading the Company through an initial public offering (“IPO”) in 1996 and a sale to Newscorp’s Gemstar affiliate in 2001, and growing the business to become the largest in-flight catalog company in the world with over $85 million in annual revenues. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies. From 1980 to 1985, Mr. Worsley was an accountant with Price Waterhouse, a public accounting firm, where he most recently held the position of Audit Manager. Mr. Worsley has a bachelor’s degree in accounting from Brigham Young University. Mr. Worsley was a Certified Public Accountant for over twenty years.
Ricardo Levy, Ph.D. has served on our Board since June 2007. Previously, Dr. Levy served as chairman of the board of Catalytica Energy Systems, Inc. (“Catalytica Energy”) from December 2000 through September 2007. In addition to his role as chairman, Dr. Levy also served as interim president and chief executive officer of Catalytica Energy from June through December 2002, having previously served as president and chief executive officer of the former parent company Catalytica, Inc. (“Catalytica”). Dr. Levy founded Catalytica in 1974, serving as chief operating officer until 1991 and then as president and chief executive officer until December 2000, when Catalytica and its subsidiary, Catalytica Pharmaceuticals Inc., were sold to DSM N.V concurrent with the spin-off of Catalytica Energy. Before founding Catalytica, Dr. Levy was a founding member of Exxon’s chemical physics research team. Dr. Levy currently serves on the board of directors of public companies Accelrys, Inc. (formerly known as Pharmacopeia, Inc.) and StemCells, Inc. He has an M.S. from Princeton University, a Ph.D. in chemical engineering from Stanford University and is an alumnus of Harvard University’s Executive Management Program.
Richard A. Abdoo has served on our Board since June 2007. Previously, Mr. Abdoo served on the board of directors of Catalytica Energy from July 2004 until September 2007, most recently as vice chairman. Mr. Abdoo is president of R.A. Abdoo & Company LLC, and brings nearly three decades of energy industry expertise to the Board, having retired in April 2004 from his position as chairman, president and chief executive officer of Wisconsin Energy Corporation (“WEC”) after a 29-year career with WEC and its subsidiary, Wisconsin Electric Power Company (“WEPC”), now known as We Energies. Mr. Abdoo first joined WEC as a director of corporate planning in 1975 and held positions of increasing responsibility in planning and operations for WEC through 1989 including vice president, senior vice president and executive vice president. In 1989, Mr. Abdoo was named president and chief operating officer of WEPC and several other WEC subsidiaries, and subsequently served as chief executive officer of all WEC subsidiaries until 1991 when he was elected chairman, president and chief executive officer of WEC. Under his executive leadership, WEC grew to become a Fortune 500 company through a series of mergers and acquisitions which both enriched and enlarged the offerings and markets of the WEC. He oversaw the merger of WEPC and Wisconsin Natural Gas into a single utility in 1996, the acquisition of WICOR, Inc. and its Wisconsin Gas subsidiary in 2000, and later that same year the introduction of the WEC’s Power the Future plan to meet the future energy needs of southeastern Wisconsin. Mr. Abdoo’s experience includes planning and leadership in coal both in Wisconsin’s energy plan and support of state regulation to support coal industry initiatives. Mr. Abdoo currently serves on the boards of directors of AK Steel Holding Corporation and NiSource, Inc. He earned a B.S. degree in electrical engineering from the University of Dayton and a Master’s degree in economics from the University of Detroit. He has also completed post-graduate studies in engineering at Wayne State University.

William B. Ellis, Ph.D. has served on our Board since June 2007. Previously, Dr. Ellis served on the board of directors of Catalytica Energy from September 1995 until September 2007. Dr. Ellis is a lecturer and senior visting fellow of the Yale University School of Forestry and Environmental Studies. Dr. Ellis retired as chairman of Northeast Utilities in 1995, where he also served as chief executive officer from 1983 to 1993. Dr. Ellis joined Northeast Utilities in 1976 as its chief financial officer. He was a consultant with McKinsey & Co. from 1969 to 1976 and was a principal in that firm from 1975 to 1976. Dr. Ellis serves on the boards of directors of the Massachusetts Mutual Life Insurance Company and on the Pew Center on Global Climate Change. He has a Ph.D. in chemical engineering from the University of Maryland.
Susan Tierney, Ph.D. has served on our Board since June 2007. Previously, Dr. Tierney served on the board of directors of Catalytica Energy from December 2001 until September 2007. Dr. Tierney is currently a managing principal of Analysis Group Inc. where she specializes in energy industry issues. Dr. Tierney served as senior vice president of Lexecon Inc. from 1995 to 2003. Dr. Tierney is chairperson of the board of directors of The Energy Foundation and Clean Air-Cool Planet non-profit organizations. Additionally, she previously served as a director of the following non-profit organizations: American Council on Renewable Energy (ACORE), Climate Policy Center, and the Northeast States Center for a Clean Air Future. During 2004, she was also chairperson of the board for the Electricity Innovation Institute (a subsidiary of EPRI). She was also a director of EPRI from 1998 to 2003 and from 2005 to 2006. Before joining Lexecon (and its predecessor company, the Economics Resource Group) in November 1995, Dr. Tierney served in senior positions in federal and state government from 1983 until 1995, most recently as assistant secretary for policy at the U.S. Department of Energy, Secretary of Environmental Affairs for the Commonwealth of Massachusetts and commissioner of the Massachusetts Department of Public Utilities. Previously, she was an assistant professor at the University of California, Irvine from 1978 until 1982. Dr. Tierney has a Ph.D. and a Masters degree in regional planning from Cornell University and a bachelor’s degree from Scripps College.
Non-Director Executive Officers
Hugh W. Smith has served as our chief operating officer since March 2008, and as our president since October 2008. From July 2007 to March 2008, Mr. Smith was senior vice president of generation and development for EnergyCo LLC where he was responsible for operations, strategic assessment of new assets, and developing policies and procedures associated with the startup of a non-regulated energy company. From 2004 to June 2007, Mr. Smith served as senior vice president of energy resources at PNM Resources during which time he led operations of the company’s power generation fleet consisting of over 2,500 megawatts of coal, nuclear, gas-fired and renewable assets. From 1979 to 2003, he held positions of increasing responsibility at Tampa Electric Company, most recently as vice president of energy supply and trading. Mr. Smith previously chaired the United Way Community Investment Council and served on the Board of Directors for the United Way of Central New Mexico and for the All Faiths Receiving Home. Mr. Smith graduated with a Bachelor’s degree from the University of Florida.
Robert W. Zack has served as our executive vice president and chief financial officer since June 2007 and as our chief executive officer from inception to September 2007. Previously, Mr. Zack served as the president and CEO of Catalytica Energy since July 2005 and as a member of the Board of Directors since February 2006. During this time, Mr. Zack also continued to serve as chief financial officer for Catalytica Energy, a position he had held since April 2003. Prior to that, Mr. Zack had served as vice president, finance and controller of Catalytica Energy since February 2002. Before joining Catalytica Energy, Mr. Zack served as group vice president of finance for MicroAge, Inc. From 1995 to 1999, he served as the chief financial officer of NIENEX. Previously, Zack has held various executive and financial management roles at Active Noise and Vibration Technologies, Pinnacle West Capital Corporation and Arthur Andersen L.L.P. He earned his B.S. in accounting and his MBA from Arizona State University. He is also a certified public accountant.
Scott K. Higginson has served as our senior vice president of business development & public affairs since October 2007. Previously, Mr. Higginson was executive vice president of NZ Legacy since January 2005. From 2001 to 2005, Mr. Higginson was an owner of Four Square Group, a government and public affairs consulting firm that represented clients on issues related to natural resources, healthcare, agriculture and renewable energy at the federal, state and local levels of government in Arizona and Nevada. From 1995 to 2001, Mr. Higginson was the corporate vice president of government and public affairs at Del Webb Corporation. From 1989 to 1995, Mr. Higginson served two terms on the Las Vegas City Council and was the owner of a public relations and advertising consulting business focusing on business communications and political campaign management. Mr. Higginson has a Bachelor’s degree in political science and journalism from Brigham Young University.
There are no family relationships between any of the directors or executive officers of the Company. No events have occurred in the past five years that are material to an evaluation of the ability or integrity of any person serving in a director or executive officer role of the Company.
Each director and officer, including Mr. Worsley, is a United States citizen. Neither Renegy, nor, to our knowledge, any of the directors or executive officers, including Mr. Worsley, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Each of the officers and directors of the Company intend to vote for the proposals and recommend to the stockholders of the Company their support for the proposed Transaction for the reasons set forth in the section entitled “Special Factors — Reasons for Transaction and Timing of the Transaction” beginning on page 18.
PRINCIPAL STOCKHOLDERS
Security Ownership of Principal Stockholders and Management
The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each person or entity known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director or nominee for director of the Company, (iii) each of the Company’s Named Executive Officers listed in the Summary Compensation Table and (iv) all current Executive Officers and directors as a group.
The table is based on information supplied by our officers, directors, principal stockholders and Schedules 13F, 13D, 13G and other documents filed with the SEC. The number of shares of our Common Stock beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the SEC. Under the SEC rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also includes any shares of Common Stock that the individual or entity has the right to acquire within 60 days after the Record Date through the exercise of stock options, warrants or other rights to acquire shares of the Company’s Common Stock, and any reference in the footnotes to this table to shares subject to stock options, warrants or other rights to acquire Common Stock refers only to such stock options, warrants and rights that are so exercisable. For purposes of computing the percentage of outstanding shares of our Common Stock held by each individual or entity, all shares of Common Stock subject to options, warrants and similar rights currently exercisable or exercisable within 60 days after the Record Date are deemed to be outstanding for the purpose of computing the percentage ownership of the individual or entity holding such options, warrants and similar rights, but are not deemed to be outstanding for computing the percentage ownership of any other individual or entity. Unless otherwise indicated below, we believe that each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated in the table, the address of each individual or entity listed in the table is Renegy Holdings, Inc., 3418 N. Val Vista Drive, Mesa, Arizona 85213.

	Shares of Common Stock
	Beneficially Owned
		Percentage
Name of Person or Identity of Group	Number	Ownership(1)
Hanalei Finance S.A.R.L. (2)	688,000	10.60%
34, Avenue Egle 78600 Maisons Laffitte, France

Metalmark Capital LLC (3)	483,823	7.45%
1177 Avenue of the Americas, 40th Floor New York, New York 10036

Robert M. Worsley and Christi M. Worsley Revocable Trust (4)	4,377,498	59.84%
3418 N. Val Vista Drive Mesa, Arizona 85213

Robert M. Worsley (5)	4,521,775	61.65%
Ricardo B. Levy (6)	147,965	2.27%
Robert W. Zack (7)	109,175	1.66%

Richard A. Abdoo (8)	62,040	*
Hugh W. Smith (9)	27,083	*
Scott K. Higginson (10)	22,536	*
William B. Ellis (11)	64,287	*
Susan F. Tierney (12)	63,022	*

All current executive officers and Directors as a group (8 persons)(13)	5,017,883	66.06%

*	Less than 1%

(1)	Based upon 6,491,312 shares of Common Stock outstanding as of the Record Date.

(2)	Based on information as of January 5, 2009 as set forth in Schedule 13D filed on January 27, 2009. Includes 688,000 shares of common stock owned by Hanalei Finance S.A.R.L. Olivier Duguet is the Chief Executive Officer and sole shareholder of Hanalei Finance S.A.R.L.

(3)	Based on information as of October 1, 2007 as set forth in Schedule 13D filed on October 11, 2007 . Consists of 427,969 shares owned by Morgan Stanley Capital Partners III, L.P. (“MSCP III”), 43,817 shares owned by MSCP III 892 Investors, L.P. (“MSCP III 892”), and 12,037 shares owned by Morgan Stanley Capital Investors L.P. (“MSCI”). Pursuant to a subadvisory agreement between certain affiliates of Morgan Stanley and Metalmark Capital LLC (“Metalmark”) and Metalmark Subadvisor LLC, Metalmark agreed to manage MSCP III, MSCP III 892 and MSCI on a subadvisory basis, and as a result, may be deemed to beneficially own 483,823 shares. Metalmark is an independent private equity firm managed by Howard I. Hoffen and senior team members formerly from Morgan Stanley Capital Partners. Mr. Hoffen disclaims beneficial ownership of all shares owned by these entities, except to the extent of his pecuniary interest therein.

(4)	Includes (i) 3,553,157 shares of common stock held by the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Trust”), and (ii) 824,341 shares of common stock issuable pursuant to warrants held by the Trust which are exercisable within 60 days of the Record Date. Robert M. Worsley and his spouse, Christi M. Worsley, are the trustees of the Trust.

(5)	Includes (i) 3,553,157 shares of common stock held by the Trust, of which Mr. Worsley serves as a trustee, (ii) 25,000 shares of common stock held by Mr. Worsley, (iii) 100,000 shares of restricted common stock held by Mr. Worsley which vests within 60 days of the Record Date, (iv) 824,341 shares of common stock issuable pursuant to warrants held by the Trust which are exercisable within 60 days of the Record Date and (iv) 19,277 shares of common stock issuable upon exercise of options held by Mr. Worsley which are exercisable within 60 days of the Record Date.

(6)	Includes (i) 28,165 shares of common stock held by Dr. Levy, (ii) 41,000 shares of restricted common stock held by Dr. Levy which vests within 60 days of the Record Date, (iii) 39,807 shares of common stock held by the Levy Family Trust, of which Dr. Levy serves as trustee, (iv) 958 shares of common stock held by the Polly Jean Cusumano Trust, of which Dr. Levy serves as trustee, and (v) 38,035 shares of common stock issuable upon exercise of options held by Dr. Levy, which are exercisable within 60 days of the Record Date. Dr. Levy disclaims beneficial ownership of the shares owned by the Polly Jean Cusumano Trust.

(7)	Includes (i) 9,660 shares of common stock held by Mr. Zack and (ii) 99,515 shares of common stock issuable upon exercise of options held by Mr. Zack, which are exercisable within 60 days of the Record Date.

(8)	Includes (i) 16,930 shares of common stock held by Mr. Abdoo, (ii) 19,000 shares of restricted common stock held by Mr. Abdoo which vests within 60 days of the Record Date, (iii) 786 shares of common stock held by the Richard A. Abdoo and Joan F. Abdoo revocable trust, and (iv) 25,324 shares of common stock issuable upon exercise of options held by Mr. Abdoo, which options are exercisable within 60 days of the Record Date.

(9)	Includes 27,083 shares of common stock issuable upon exercise of options held by Mr. Smith, which are exercisable within 60 days of the Record Date.

(10)	Includes (i) 7,143 shares of common stock held by Mr. Higginson, and (ii) 15,393 shares of common stock issuable upon exercise of options held by Mr. Higginson, which are exercisable within 60 days of the Record Date.

(11)	Includes (i) 17,679 shares of common stock held by Dr. Ellis, (ii) 20,000 shares of restricted common stock held by Dr. Ellis which vests within 60 days of the Record Date, and (iii) 26,608 shares of common stock issuable upon exercise of options held by Dr. Ellis, which are exercisable within 60 days of the Record Date.

(12)	Includes (i) 15,415 shares held by Dr. Tierney, (ii) 18,000 shares of restricted common stock held by Dr. Tierney which vests within 60 days of the Record Date, and (iii) 29,607 shares of common stock issuable upon exercise of options held by Dr. Tierney, which are exercisable within 60 days of the Record Date.

(13)	Includes (i) 3,714,700 shares of common stock held directly or indirectly by current executive officers and directors, (ii) 198,000 shares of restricted common stock issuable upon exercise of options held by current executive officers and directors, which are exercisable within 60 days of the Record Date, (iii) 280,842 shares of common stock issuable upon exercise of options held by current executive officers and directors, which are exercisable within 60 days of the Record Date, and (iv) 824,341 shares of common stock issuable upon exercise of warrants held by current executive officers and directors, which are exercisable within 60 days of the Record Date.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.
Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and amendments thereto received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 2008, all reporting persons complied with Section 16(a) filing requirements applicable to them, except that: (i) Mr. Levy failed to timely file a Form 4 to report grants of restricted stock on November 11, 2008, November 15, 2008 and December 5, 2008; (ii) Mr. Abdoo failed to timely file a Form 4 to report a grant of restricted stock on November 15, 2008; (iii) Mr. Ellis failed to timely file a Form 4 to report grants of restricted stock on November 11, 2008, November 15, 2008 and December 5, 2008; and (iv) Ms. Tierney failed to timely file a Form 4 to report grants of restricted stock on November 15, 2008 and December 5, 2008; however, each of such individuals filed the required Forms 4 on January 8, 2009 to report the foregoing grants of restricted stock.
TRANSACTIONS WITH RELATED PERSONS

We entered into a Contribution and Merger Agreement (the “Contribution and Merger Agreement”) on May 8, 2007 by and among (i) us, (ii) Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”), (iii) Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of us (“Merger Sub”‘), (iv) Renegy, LLC, an Arizona limited liability company (“Renegy LLC”), (v) Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), (vi) Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy LLC and Renegy Trucking, the “Snowflake entities”), (vii) Robert M. Worsley (“Mr. Worsley”), (viii) Christi M. Worsley (“Mrs. Worsley”) and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with Mr. Worsley and Mrs. Worsley, the “Worsleys”). At a special stockholders meeting held on September 27, 2007, Catalytica stockholders holding a majority of the Catalytica common stock outstanding approved the adoption of the Contribution and Merger Agreement, and, on October 1, 2007, the parties to the Contribution and Merger Agreement completed the transactions contemplated thereby. In the transaction, Catalytica and the Snowflake entities combined their businesses through the merger of Merger Sub with and into Catalytica, with Catalytica surviving the merger, and the concurrent contribution to Renegy by the Worsley Trust, the beneficial owners of the Snowflake entities, of all of the outstanding equity interests of the Snowflake entities (the “Merger Transaction”). As a result of the Merger Transaction, Catalytica and the Snowflake entities now operate under Renegy as wholly-owned subsidiaries. In connection with the consummation of the Merger Transaction, Catalytica terminated its registration under the Exchange Act with its filing of Form 15 on October 2, 2007.
Pursuant to the terms of the Contribution and Merger Agreement, each outstanding share of common stock of Catalytica was converted into the right to receive one-seventh (1/7th) of a share of Renegy Common Stock. Additionally, each outstanding option to purchase Catalytica common stock was assumed by Renegy and now represents an option to acquire shares of Renegy Common Stock, subject to the conversion ratio, on the terms and conditions set forth in the Contribution and Merger Agreement. Each outstanding Catalytica restricted stock unit award was accelerated immediately prior to the consummation of the Merger Transaction and was treated in the same manner as other shares of Catalytica common stock which were outstanding immediately prior to consummation of the Merger Transaction.
Further, pursuant to the terms of the Contribution and Merger Agreement, the Worsley Trust received 3,774,048 shares of our Common Stock and warrants to purchase up to 2,473,023 shares of our Common Stock in connection with the Merger Transaction. The warrants have an exercise price of $16.38 per share, provide for vesting in three tranches conditioned upon the registrant’s achievement of certain renewable energy-related milestones, and expire at specified times no later than six years following the closing of the Merger Transaction. Upon the closing of the Merger Transaction, the Catalytica stockholders held approximately 41.3% of our outstanding Common Stock and the Worsley Trust held approximately 58.7%, which would increase to approximately 70% if the warrants issued to the Worsley Trust are exercised in full.
On November 7, 2007, we consummated the sale of our SCR-Tech subsidiary, a provider of emissions compliance services for coal-fired power plants, to CoaLogix Inc., a wholly-owned subsidiary of Acorn Energy, Inc. In accordance with the terms of the Contribution and Merger Agreement, net proceeds received in excess of a threshold amount as defined in the agreement were to be reflected in a reduction of the number of shares of our Common Stock issued to the Worsley Trust. Net proceeds from the sale of SCR-Tech were approximately $1.8 million in excess of the threshold. Accordingly, the number of shares issued to the Worsley Trust was reduced by 220,891 shares, or approximately 1.5%, thereby reducing the percentage of our Common Stock held by the Worsley Trust to 57.2%, as compared to 58.7% at the effective time of the Merger Transaction.
The Contribution and Merger Agreement provided that the initial Class II directors, whose terms would expire at the second annual meeting of stockholders, would consist of Robert Worsley and his designee. Any vacancies in the Class II directorships could be filled by a vote of the stockholders in accordance with the Certificate of Incorporation.
In connection with the Contribution and Merger Agreement, the Worsleys agreed to indemnify Catalytica and Renegy and our respective affiliates, directors, officers and employees from and against any and all damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by any of the Snowflake entities and/or the Worsleys in the Contribution and Merger Agreement. Renegy and Catalytica agreed to indemnify the Worsleys from and against any and all damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by Catalytica in the Contribution and Merger Agreement, and (ii) the construction cost guarantee of the Worsleys to CoBank ACB, (“CoBank”) up to $2.0 million. The respective obligations of the parties to indemnify for any breaches of their respective representations and warranties will survive until April 1, 2009, except for any indemnification claim resulting from fraud or intentional misrepresentation. No indemnification is required until the aggregate liability for a party exceeds $250,000, and the indemnity obligations of each party are subject to a $10 million cap, except in the case of fraud or intentional misrepresentation. The indemnification obligations of the Worsleys may be satisfied in cash or shares of our Common Stock based on a value of $12.25 per share, rounded up to the nearest whole share. Renegy’s obligation to indemnify the Worsleys may be satisfied by paying cash or shares of Renegy Common Stock, “grossed up” to reflect the Worsleys’ anticipated 58.5% ownership of our outstanding Common Stock, which percentage was projected at the time of execution of the Contribution and Merger Agreement to exist at consummation of the Contribution and Merger Agreement using the treasury stock method. Specifically, Renegy may pay cash to the Worsleys in an amount equal to (i) the quotient obtained by dividing (A) the amount of the damages for which indemnification is being made by (B) 0.415, less (ii) the amount of such damages (the “adjusted damages”) or issue to the Worsley Trust such number of Renegy shares equal to the quotient obtained by dividing (i) the adjusted damages by (ii) $12.25, rounded up to the nearest whole share.
In addition, in connection with the Contribution and Merger Agreement, we agreed to indemnify the Worsleys for any claims arising under their guarantee to SRP relating to the payment of all sums owed by Snowflake to SRP under its power purchase agreement with Snowflake and for maintaining a net worth of at least $35 million.
Pursuant to the Contribution and Merger Agreement, we agreed to pay the first $2.0 million of Project Costs, as defined in our Credit Agreement with CoBank (the “CoBank Credit Agreement”), related to the construction of the Snowflake Plant that exceed the approximately $67.3 million Project Cap, as defined in the CoBank Credit Agreement. The Worsleys agreed to pay to us the amount by which Project Costs exceed the sum of the Project Cap and $2.0 million in sufficient time for us to be able to pay such excess Project Costs pursuant to an overrun guaranty (the “Overrun Guaranty”). A committee of independent directors (the “Special Committee”), acting on our behalf, has the authority to enforce the Worsleys’ obligations under the Overrun Guaranty.
In February 2008, we issued a press release announcing that we expect the Project Costs for the Snowflake Plant to exceed the Project Cap by approximately $12.5 million. Pursuant to a letter agreement between us and the Worsleys (the “First Letter Agreement”), which constitutes an amendment to the Contribution and Merger Agreement and the Overrun Guaranty, we, with the approval of the Special Committee, and the Worsleys agreed that, notwithstanding the provisions of the Contribution and Merger Agreement and the Overrun Guaranty, we will be responsible for the payment of an additional $6.0 million of capital costs incurred beyond the Project Cap that have been, or may be, incurred by us and the $2.0 million already payable by us as described above. We believe that the $6.0 million in additional capital costs will enhance the Snowflake Plant and further increase the efficiency, reliability and long-term operating performance of the plant. The First Letter Agreement provided that we will have no obligation to pay for any Project Costs beyond the $2.0 million previously agreed to and the $6.0 million described in this paragraph. Pursuant to a Sponsor Guaranty, dated September 1, 2006 between the Worsleys and CoBank (the “Sponsor Guaranty”), the Worsleys have guaranteed the payment of all Project Costs in excess of the Project Cap. The First Letter Agreement provided that the Worsleys will deposit a minimum of $5.0 million in cash in our general operating bank account by March 5, 2008 to be applied against the Worsleys’ obligations pursuant to the Sponsor Guaranty and Overrun Guaranty, which deposit was made.
In accordance with the terms of the First Letter Agreement, we entered into a Revolving Credit Agreement (the “Credit Agreement”) with the Worsleys pursuant to which the Worsleys agreed to lend us up to $6.0 million, which could be drawn on by us beginning March 31, 2008 for general working capital purposes, including to pay the capital costs that we have agreed to pay as described above. Until March 31, 2009, interest was to accrue at the prime rate (as reported by the Wall Street Journal) on the outstanding balance of the loan, but would not be payable until the termination of the loan. Commencing April 1, 2009, interest would accrue on the unpaid balance of the loan and would be payable monthly by us. The outstanding principal could be prepaid by us in whole or part at any time without penalty, and any repaid amounts could be re-borrowed by us. Any unpaid balance under the Credit Agreement would be due on the date that is the earlier of March 31, 2010 or such date that we were able to obtain alternative debt or equity financing in the amount of at least $6.0 million, unless terminated earlier in accordance with the terms of the Credit Agreement.

Also in accordance with the terms of the First Letter Agreement, the Worsleys agreed to personally guarantee a line of credit in an amount of $6.0 million to be established for us at a bank or other financial institution reasonably acceptable to us and that was on commercially reasonable terms acceptable to us in our reasonable discretion. Upon the establishment of the line of credit or at such time as we secured alternative debt or equity financing in an amount of a minimum of $6.0 million, the Worsleys obligation to provide a line of credit to us was to be released.
On March 28, 2008, we entered into a credit facility with Comerica providing for up to $6.2 million in borrowings, which facility was guaranteed by the Worsleys. As a result of the Comerica Credit Agreement, the Worsley line of credit was terminated.
On August 13, 2008, we entered into a second letter agreement (the “Second Letter Agreement”) with the Worsleys to finalize all amounts owed by the Worsleys for the Project Costs related to the Snowflake Plant described above. The Special Committee, acting on behalf of the Company, agreed pursuant to the Second Letter Agreement that the Worsleys’ obligation to pay for unpaid Project Cost overruns incurred prior to the commencement of commercial operations of the Snowflake Plant, which occurred on June 10, 2008, would be satisfied by the $5.0 million cash deposit previously made by the Worsleys to the Company and funding by the Worsleys, through the direct deposit of funds or a letter of credit, of the debt service reserve (the “DSR”) under the CoBank Credit Agreement of approximately $2.8 million beginning at the time the Company’s construction loans with CoBank related to the Snowflake Plant convert into term loans, which, as of the date of this Proxy Statement, the Company expects to occur during January 2009. The Second Letter Agreement provided that the Worsleys will be released from their obligation with respect to the DSR to the extent the Snowflake Plant operates in excess of certain output parameters. Specifically, the Worsleys’ obligation to fund the DSR will be reduced monthly in an amount equal to 70% of the revenue on a daily output in excess of 576 MW-hours. In addition, the parties agreed that previous deposits by the Worsleys with the Company in the aggregate amount of $1.0 million for purposes of paying potential Project Cost overruns will be treated as loan proceeds in exchange for the issuance of $1.0 million in convertible debt to the Worsleys, as evidenced by a Convertible Subordinated Promissory Note issued by the Company to the Worsleys on August 13, 2008 (the “Note”), which Note is described in more detail below. The Second Letter Agreement also required the Worsleys to use commercially reasonable efforts to loan the Company up to $4.0 million, at the option of the Company, at any time during the period commencing October 1, 2008 through the earlier of December 31, 2009 or the date upon which the Company completes an Equity Funding Event (as defined below), under the same terms as the convertible debt represented by the Note to fund the Company’s operations for the remainder of 2008. Pursuant to the Second Letter Agreement, the Special Committee also agreed that 824,341 of the Common Stock Warrants issued to the Worsleys on October 1, 2007 in connection with the Merger Transaction have vested as of June 10, 2008 as a result of the achievement of commercial operation of the Snowflake Plant. The Second Letter Agreement constitutes an amendment to the First Letter Agreement, the Overrun Guaranty and the Contribution and Merger Agreement.
On August 13, 2008, we issued a Convertible Subordinated Promissory Note (the “Note”) to the Worsleys in the principal amount of $1.0 million in exchange for cash advances made by the Worsleys to us in the amounts of $600,000 and $400,000 on June 30, 2008 and July 7, 2008, respectively. The Note is subordinate to all other Company secured debt and accrues interest at a rate of ten percent (10%) per annum. The principal and accrued interest under the Note are due and payable by the Company on December 31, 2009. The Note will automatically convert if, prior to December 31, 2009, the Company obtains at least $5.0 million of equity financing pursuant to the issuance of equity securities of the Company pursuant to a private placement to one or more bona fide third party investors (an “Equity Funding Event”). Upon completion of the Equity Funding Event, the entire principal amount of the convertible debt represented by the Note, together with accrued interest thereon, will be converted as part of such financing into the same type of equity securities issued in the Equity Funding Event and at the same purchase price for such equity securities in the Equity Funding Event. Commencing on December 31, 2008, the Worsleys will have the right, at their option, to convert the outstanding principal and accrued interest under the Note, in whole but not in part, into the Company’s Common Stock, at a per share conversion price equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq Capital Market (or such other national securities exchange or other quotation medium that publishes quotes of the Common Stock) on the date prior to the date of the Worsleys’ notice of conversion to the Company. The Note provides that any conversion of the Note would be subject at all times to the applicable marketplace rules of the Nasdaq Stock Market, LLC regarding stockholder approval (for so long as the Company’s securities are subject to such rules). Upon prior written notice to the Worsleys, the Company may at any time prepay in whole or in part the principal of the Note, plus interest accrued to the date of such payment.
On December 31, 2008, we entered into a third letter agreement (the “Third Letter Agreement”) with the Worsleys to modify certain provisions of the Worsleys’ obligations to fund the DSR account under the CoBank Credit Agreement pursuant to the Second Letter Agreement and to otherwise finalize all of the Worsleys’ obligations to the Company relating to project cost overruns for the Snowflake power plant. The Third Letter Agreement amends the Second Letter Agreement to provide that, in the event Comerica provides a letter of credit for the account of the Company to satisfy the Company’s obligation to fund the DSR account, the Worsleys will be obligated to directly reimburse Comerica for any draws on the letter of credit up to approximately $2.8 million. In the event the letter of credit issued by Comerica is unavailable, the Worsleys will remain obligated to fund the DSR account in accordance with the Second Letter Agreement. The Worsleys’ obligation with respect to the DSR account and the reimbursement for draws on the letter of credit issued by Comerica continues to be subject to reduction as provided in the Second Letter Agreement. The Third Letter Agreement also requires the Worsleys to continue to guarantee the Company’s debt with Comerica up to $7.25 million until all borrowings under the Comerica Credit Agreement are repaid. Further, the Third Letter Agreement provides that, in the event that a tax equity transaction associated with the Snowflake Plant is completed, and except as provided in the Third Letter Agreement, the Worsleys’ obligations under the Overrun Guaranty as modified by the prior letter agreements will be deemed satisfied in full, including with respect to the Worsleys’ obligation to use commercially reasonable efforts to make one or more loans available to the Company in the amount of $4.0 million as required under the Second Letter Agreement. The Third Letter Agreement was approved by the Special Committee of the Company. The Third Letter Agreement constitutes an amendment to the First Letter Agreement, the Second Letter Agreement, the Overrun Guaranty and the Contribution and Merger Agreement.
We have entered into a Registration Rights Agreement with the Worsley Trust pursuant to which we have agreed, at our expense, to prepare and file a registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended covering the resale from time to time of all of the shares of our Common Stock issued to the Worsley Trust in connection with the Merger Transaction as well as all shares of Common Stock issuable upon exercise of the warrants issued to the Worsley Trust. We must prepare and file such registration statement upon the request of the Worsley Trust at any time from and after July 1, 2008, provided that we may delay any requested registration for up to 60 consecutive days in any calendar year (or 120 days in the aggregate in any calendar year) if and for so long as certain conditions exist.
Effective January 1, 2007, Catalytica entered into a one-year consulting agreement with Richard Abdoo, a member of our Board. The agreement provided that Mr. Abdoo will provide assistance to Catalytica and its management with respect to its subsidiary, SCR-Tech, LLC, including assisting on business strategy and customer matters. The consulting agreement provided compensation to Mr. Abdoo in the form of restricted stock units having a value on the date of grant of January 25, 2007 of $60,000, rounded down to the nearest whole share, with such units vesting monthly during 2007. Mr. Abdoo also was entitled to be reimbursed for reasonable travel and other out-of-pocket expenses incurred by him in rendering such services. The consulting agreement also contained customary invention assignment, confidentiality and other similar provisions. This agreement expired in connection with the sale of SCR-Tech in November 2007.

SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. If our Exchange Act registration is not terminated in connection with the Transaction, stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to our 2009 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act, must be received by us no later than May 5, 2009 to be considered for inclusion.
If a stockholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Stockholders that is not to be included in Renegy’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Renegy’s Bylaws no later than May 5, 2009. Renegy’s Bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant Bylaw provision is available upon written request to Renegy Holdings, Inc., 3418 N. Val Vista Drive, Mesa, Arizona 85213, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-KSB, on the SEC’s website located at www.sec.gov and on our website at www.renegy.com.
AVAILABLE INFORMATION
     The Company has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the Schedule 13E-3. The Company is currently required to file reports and other information with the SEC under the Exchange Act. Copies of these reports and other information, including the Schedule 13E-3, are available at the SEC’s public reference facilities at 100 F Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. These filing can also be viewed at the SEC’s website at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows the Company to “incorporate by reference” the information it files with the SEC into this Proxy Statement. This permits the Company to disclose important information to you be referring to these filed documents. The information incorporated by reference is an important part of this Proxy Statement. The following documents that the Company has filed with the SEC are incorporated by reference in this Proxy Statement:
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007; and

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Please note that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in our Annual Report on Form 10-KSB for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 incorporated by reference herein are specifically excluded from the safe harbor for forward-looking statements provided by Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for purposes of this Transaction.
If you are a beneficial owner of the Company’s Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge.
If you would like to receive any of this information, please call or write the Company at:

Renegy Holdings, Inc.
Attn: Investor Relations
3418 N. Val Vista Drive
Mesa, Arizona 85213
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
When used in this document, the words or phrases “will likely result,” “are expected to,” “anticipate,” “estimate,” “project,” or similar expressions identify “forward-looking statements” which are subject to certain risks and uncertainties which could cause actually results to differ materially from results presently anticipated or projected. You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this documents or in the Company’s other filings with the SEC. Any statements made in connection with the Transaction, including forward-looking statements in this Proxy Statement and related proxy solicitation materials, and statements made in information incorporated by reference in this Proxy Statement, are specifically excluded from the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
OTHER MATTERS
The Company does not currently intend to bring before the Special Meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in accordance with their judgment.
BY ORDER OF THE BOARD OF DIRECTORS
March 5, 2009
Robert M. Worsley
Chairman and Chief Executive Officer

ANNEX A
FORM OF
REVERSE STOCK SPLIT
AMENDMENT
(A) ARTICLE IV, Paragraph 1 entitled “Total Capital Authorized,” of the Amended and Restated Certificate of Incorporation of Renegy Holdings, Inc. is hereby amended and replaced in its entirety as follows:
1. Total Capital Authorized.
     The total number of shares of which the Corporation shall have authority to issue is One Million Five Hundred Twenty-One Thousand Five Hundred (1,521,500), consisting of Twenty-One Thousand Five Hundred (21,500) shares of Common Stock having a par value of $0.001 per share (the “Common Stock”) and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).
(B) Effective at the date and time this amendment to the Amended and Restated Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the “Effective Time”), each 2,000 shares of the Corporation’s Common Stock then issued and outstanding shall be automatically converted into one fully-paid and non-assessable share of Common Stock (the “Reverse Stock Split”). In lieu of the issuance of any fractional shares of Common Stock or scrip of less than one whole share of Common Stock that would otherwise result from the Reverse Stock Split, any holder of shares of Common Stock who would otherwise be entitled to receive less than one share in total shall be entitled to receive the amount of $0.74 in cash for each share of Common Stock held immediately prior to the Effective Time. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the Corporation and shall not affect the total authorized number of shares.
(C) This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the shares of Common Stock, if any.

A-1

ANNEX B
FORM OF
FORWARD STOCK SPLIT
AMENDMENT
(A) ARTICLE IV, Paragraph 1 entitled “Total Capital Authorized,” of the Amended and Restated Certificate of Incorporation of Renegy Holdings, Inc. is hereby amended and replaced in its entirety as follows:
1. Total Capital Authorized.
     The total number of shares of stock which the Corporation shall have authority to issue is Forty-Four Million Five Hundred (44,500,000) shares, comprised of Forty-Three Million (43,000,000) shares of Common Stock with a par value of $0.001 per share (the “Common Stock”) and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).
(B) Effective at the date and time this amendment to the Amended and Restated Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock then issued and outstanding shall be automatically converted into 2,000 fully paid and non-assessable shares of Common Stock. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of Common Stock of the Corporation and shall not affect the total authorized number of shares.
(C) This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the shares of Common Stock, if any.

B-1

ANNEX C
FORM OF TRANSMITTAL MATERIALS
RENEGY HOLDINGS, INC.
3418 N. Val Vista Drive
Mesa, AZ 85213
(480) 556-5555
March [  ], 2009
Dear Stockholder:
     At a recent Special Meeting of Stockholders of Renegy Holdings, Inc. (“Renegy” or the “Company”), the stockholders approved amendments to Renegy’s Amended and Restated Certificate of Incorporation to effect a reverse split at a ratio of 1-for-2,000 shares of Renegy’s common stock, par value $0.001 per share (the “Common Stock”) and immediately thereafter to effect a forward stock split at a ratio of 2,000-for-1 of the Common Stock (together, the “Transaction”). The Transaction occurred on March 27, 2009 (the “Effective Date”). As a result of the Transaction, stockholders with less than 2,000 shares of Common Stock prior to the Effective Date have had these shares cancelled and converted to the right to receive the fair market value of such shares in cash in an amount equal to $0.74 per share of Common Stock prior to the Effective Date. The Transaction has no effect upon stockholders holding 2,000 or more shares of Renegy Common Stock.
     In order to receive the cash payment for your cancelled shares you must surrender to BNY Mellon Shareowner Services, Renegy’s transfer agent, the certificates representing such cancelled shares. Accordingly, you must complete, date, sign and return the enclosed Letter of Transmittal to BNY Mellon Shareowner Services, along with all of your share certificate(s) representing cancelled Renegy Common Stock. We suggest that you mail the certificate(s) in a traceable manner (i.e., registered mail, overnight courier, etc.). Any person holding more than one certificate representing shares of Renegy Common Stock cancelled as a result of the Transaction must surrender all such affected certificates registered in their name in order to receive payment.
     Only upon receipt of your properly completed Letter of Transmittal and your certificate(s) representing cancelled shares of Renegy Common Stock will BNY Mellon Shareowner Services forward you your cash payment. Please read and follow all instructions on the Letter of Transmittal, and direct any questions you might have to BNY Mellon Shareowner Services at [ ].

By order of the Board of Directors of the Company
Robert M. Worsley
Chairman, Chief Executive Officer and Director

C-1

ANNEX D
CALCULATION OF EARNINGS TO FIXED CHARGES RATIO

			For the	For the
			Three Months	Nine Months	For the
	For the Nine Months Ended		Ended	Ended	Year Ended
	September 30,		December 31,	September 30,	December 31,
	2008	2007	2007	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Fixed charges:
Interest expensed	$948	$662	$122	$662	$389
Interest capitalized	1,132	927	601	927	404
Amortization of deferred financing costs	791	890	293	890	316

	$2,871	$2,479	$1,016	$2,479	$1,109

Earnings:
Pretax income (loss) from continuing operations	$(12,242)	$(3,619)	$(6,662)	$(3,619)	$(6,800)
Fixed charges	2,871	2,479	1,016	2,479	1,109
Interest capitalized	(1,132)	(927)	(601)	(927)	(404)

	$(10,503)	$(2,067)	$(6,247)	$(2,067)	$(6,095)

Ratio of earnings to fixed charges	(3.66)	(0.83)	(6.15)	(0.83)	(5.50)
Deficiency necessary to attain one-to-one coverage	$13,374	$4,546	$7,263	$4,546	$7,204

D-1

SPECIAL MEETING OF STOCKHOLDERS - Friday, March 27, 2009
10:00a.m., local time, at Renegy Holdings, Inc.
3418 N. Val Vista Dr., Mesa, Arizona 85213.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

(FOLD AND DETACH HERE)	RENHI2
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RENEGY HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS
March 27, 2009
The undersigned stockholder of Renegy Holdings, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated March 5, 2009 and hereby appoints Robert M. Worsley and Richard Levy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Renegy Holdings, Inc., to be held on Friday, March 27, 2009 at 10:00 a.m., local time, at Renegy Holdings, Inc., 3418 N. Val Vista Drive, Mesa, Arizona 85213, and at any postponement(s) or adjournment(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO APPROVE AN AMENDMENT TO RENEGY’S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-2,000 REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF RENEGY’S COMMON STOCK, (2) IF THE REVERSE STOCK SPLIT REFERENCED IN ITEM 1 IS APPROVED, TO APPROVE AN AMENDMENT TO RENEGY’S CERTIFICATE OF INCORPORATION TO EFFECT A 2,000-FOR-1 FORWARD STOCK SPLIT IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT, AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)

RENEGY HOLDINGS, INC. CJO BNY MELLON SHAREOWNER SERVICES P.O. BOX 358015 PITTSBURGH, PA 15252	VOTE BY INTERNET - WWW.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut- off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690- 6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	RENHI 1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

RENEGY HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.

Item 2 is dependent on the approval of Item 1, and unless Item 1 is approved, Item 2 will not be deemed to be approved.

1.	TO APPROVE AN AMENDMENT TO RENEGY’S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR- 2,000 REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF RENEGY’S COMMON STOCK (THE “REVERSE STOCK SPLIT”).

	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.
IF THE REVERSE STOCK SPLIT IS APPROVED, TO APPROVE AN AMENDMENT TO RENEGY’S CERTIFICATE OF INCORPORATION TO EFFECT A 2,000-FOR-1 FORWARD STOCK SPLIT OF THE OUTSTANDING SHARES OF RENEGY’S COMMON STOCK IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT (THE “FORWARD STOCK SPLIT”).

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(This Proxy should be marked, dated, signed by the ( stockholders) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

Signature [PLEASE SIGN WITHIN BOX]							Signature (Joint Owners)

				Date				Date